Exhibit 2.1

AGREEMENT OF MERGER

BY AND AMONG

CEP CHEROKEE BASIN LLC

AMVEST OSAGE, INC.

AND

AMVEST OIL & GAS, INC.

Dated as of July 12, 2007

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APPENDIX A - DEFINITIONS

EXHIBITS

Exhibit A Plan of Merger	A-1
Exhibit B Form of Escrow Agreement	B-1
Exhibit C Form of Approval of The Osage Nation	C-1

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SCHEDULES

Schedule A(1)	[Intentionally Omitted]
Schedule A(2)	Knowledge of Seller
Schedule A(3)	Knowledge of CEPCB
Schedule A(4)	Permitted Liens
Schedule 2.1(b)	Affiliate Agreements
Schedule 2.1(f)	Transferred Contracts and Assets
Schedule 3.3	Seller Consents and Approvals
Schedule 4.1(b)	Company Consents and Approvals
Schedule 4.1(c)	Transferred Companies
Schedule 4.2	Capitalization, etc.
Schedule 4.3	Subsidiaries
Schedule 4.4	Undisclosed Liabilities
Schedule 4.5	Certain Events
Schedule 4.6	Litigation
Schedule 4.7	Insurance
Schedule 4.8	Material Contracts
Schedule 4.9(a)(i)	Seller Employee Benefit Plans
Schedule 4.9(a)(ii)	Transferred Companies Employee Benefit Plans
Schedule 4.9(g)	Benefits for Former Employees
Schedule 4.9(h)	Accelerated Vesting, etc.
Schedule 4.9(l)	Transferred Companies Benefit Plan Liabilities
Schedule 4.9(n)	COBRA Obligations
Schedule 4.11(i)	Employees
Schedule 4.11(ii)	Consultants
Schedule 4.12	Tax Matters
Schedule 4.13	Compliance with Law
Schedule 4.15	Oil and Gas Contracts
Schedule 4.16(a)	Oil and Gas Properties
Schedule 4.16(b)	Imbalances as of April 30, 2007
Schedule 4.16(c)	Oil and Gas Agreements for the Sale of Production from the Oil and Gas Properties
Schedule 4.16(d)	Oil and Gas Expenses
Schedule 4.16(e)	Oil and Gas Fixtures, Facilities and Equipment and Oil and Gas Equipment Leases
Schedule 4.16(f)	Wells
Schedule 4.16(g)	Certain Wells
Schedule 4.20(a)	Environmental Investigations regarding the Oil and Gas Properties and the oil and gas operations
Schedule 4.20(b)	Environmental Compliance regarding the Oil and Gas Properties and the oil and gas operations
Schedule 4.20(c)	Environmental Permits
Schedule 4.20(d)	Releases
Schedule 4.20(f)	Environmental Responsibilities

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Schedule 4.21	Intellectual Property
Schedule 5.3	CEPCB Consents and Approvals
Schedule 6.1	Conduct of the Business of the Company Prior to Closing
Schedule 6.6(a)	Separation Benefits Agreement
Schedule 6.8(c)	Preliminary Determination
Schedule 6.15	Bonds
Schedule 8.3	Required Resignations

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AGREEMENT OF MERGER

This AGREEMENT OF MERGER is made as of July 12, 2007, by and between CEP CHEROKEE BASIN LLC, a Delaware limited liability company (“CEPCB”), AMVEST Osage, Inc., a Virginia corporation wholly-owned by Seller (the “Company”) and AMVEST Oil & Gas, Inc., a Virginia corporation (“Seller”).

RECITALS

WHEREAS, the respective Boards of Directors and Board of Managers, as applicable of CEPCB, Seller and the Company deem it advisable and in the best interests of their respective shareholders and members for CEPCB to acquire the Company by means of a merger of the Company with and into CEPCB (the “Merger”) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance thereof, the respective Board of Managers and Boards of Directors, as applicable, of CEPCB, Seller and the Company, the members of CEPCB and the shareholders of the Company, have approved the Merger and this Agreement, including the plan of merger in the form attached hereto as Exhibit A (the “Plan of Merger”); and

WHEREAS, after Closing, CEPCB intends to change its name to “CEP Mid-Continent LLC”, or similar name; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in Appendix A attached hereto. The rules of usage set forth in Appendix A are hereby incorporated and made a part of this Agreement.

ARTICLE II

THE MERGER; CERTAIN RELATED MATTERS

Section 2.1 Pre-Closing Transactions.

On or prior to the Closing, Seller shall cause the following transactions to be consummated (collectively, the “Pre-Closing Transactions”):

(a) All indebtedness or other payment obligations owed by (or to) any Transferred Company to (or from) Seller or one of its Affiliates (other than another Transferred Company) (the “Inter-Company Balances”) as of June 30, 2007, shall be satisfied in full by a cash payment and/or a contribution to capital;

(b) Except to the extent provided for in the Transition Services Agreement, all oral and written contractual arrangements between each Transferred Company and Seller or any of its Affiliates (other than another Transferred Company), including without limitation the contracts listed on Schedule 2.1(b) (the “Affiliate Agreements”), shall be terminated and each of the parties thereto shall be fully released from their obligations thereunder;

(c) The Company has entered into the AMVEST Osage, Inc. Severance Plan (the “Osage Plan”), a copy of which has been made available to CEPCB;

(d) The Company shall take all actions and execute all documents necessary to provide that the Company Employees will no longer participate in the AMVEST Corporation Profit Sharing and 401(k) Plan, the AMVEST Corporation Retiree Medical Savings Plan, and the AMVEST Minerals Company 401(k) Retirement Plan;

(e) The Company shall take all actions and execute all documents necessary to provide that the Company Employees will not participate in the AMVEST Corporation Health and Dental Care Plan, AMVEST Corporation Long-Term Disability Plan and AMVEST Corporation Cafeteria Plan (collectively, the “AMVEST Welfare Plans”) after the Closing Date; and

(f) Seller shall cause the contracts and assets listed on Schedule 2.1(f) to be transferred from Seller or one of its Affiliates to the Company.

Section 2.2 The Merger.

(a) Surviving Entity. Subject to the terms and conditions of this Agreement and in accordance with the VSCA and the DLLCA, at the Effective Time, the Company shall be merged with and into CEPCB. CEPCB shall be the surviving entity resulting from the Merger and shall be governed by the laws of the State of Delaware.

(b) Effective Time; Filing of Articles of Merger and Certificate of Merger. The Merger shall be effected by the filing at the time of the Closing of properly executed (i) articles of merger (the “Articles of Merger”), which shall include the Plan of Merger with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) in accordance with the provisions of the VSCA and (ii) certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with the provisions of the DLLCA. The Merger shall become effective on the latest of (i) the time a Certificate of Merger is issued by the SCC, (ii) the time of filing of the Certificate of Merger with the Delaware Secretary of State and (iii) such later date or time as the Company and CEPCB shall agree and as specified in the Articles of Merger and Certificate of Merger (the “Effective Time”).

(c) Upon the terms and subject to the conditions of this Agreement, the Plan of Merger and the Certificate of Merger, at the Effective Time (i) the separate existence of the Company shall cease and the Company shall be merged with and into CEPCB in accordance with the provisions of and the effects provided in the VSCA and the DLLCA, (ii) the Certificate of Formation of CEPCB shall be the certificate of formation of CEPCB until further amended in accordance with the DLLCA, (iii) the officers of CEPCB immediately prior to the Effective Time shall be the officers of CEPCB after the Effective Time, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with CEPCB’s Certificate of Formation, Limited Liability Company Agreement or the DLLCA, and (iv) the Merger shall have the effects set forth herein and in the VSCA and the DLLCA. CEPCB shall be the surviving entity resulting from the Merger and shall continue to be governed by the laws of the State of Delaware. Without limiting the generality of the foregoing (or the consequences of the Merger under the VSCA and the DLLCA), and subject thereto, at the Effective Time, all rights, property, privileges, immunities, powers and franchises of the Company shall vest in CEPCB, and all debts, liabilities, obligations and duties of the Company shall become the debts, liabilities, obligations and duties of CEPCB.

(d) At the Effective Time, by virtue of the Merger and without any further action on the part of the parties, each share of Company Common Stock shall be automatically converted into the right to receive the Merger Consideration, which shall be payable in accordance with Sections 2.3(c), 2.6 and 2.7. All shares of the Company Common Stock outstanding immediately prior to the Effective Time, when so converted, shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any ownership or other rights, with respect thereto, except the right to receive the Merger Consideration. CEPCB’s membership interests then existing shall continue without change and no holder of a CEPCB membership interest shall be entitled to any consideration in connection with the Merger.

Section 2.3 Purchase Price.

(a) On the terms and subject to the conditions set forth herein, Seller and CEPCB agree that the consideration for the Merger shall be an aggregate cash purchase price of Two Hundred Forty Million Dollars ($240,000,000) (the “Purchase Price”) subject to adjustment as provided in Sections 2.6 and 2.7 and Article X (the “Adjusted Purchase Price”).

(b) CEPCB shall pay, in escrow, as a deposit toward the Purchase Price $16,000,000 within one Business Day following the date of this Agreement (the “Earnest Money Deposit”). CEPCB shall deposit the Earnest Money Deposit with the Escrow Agent pursuant to the Escrow Agreement. The Earnest Money Deposit shall not be refundable to CEPCB except as set forth in Section 9.2(a) hereof.

(c) At the Closing, (i) CEPCB shall deposit the CEPCB Escrow Fund and the Seller Escrow Fund with the Escrow Agent pursuant to the Escrow Agreement and shall wire transfer to an account designated by Seller an amount equal to the Purchase Price, subject to adjustment as provided in Section 2.6(b), less the Earnest Money Deposit and less the CEPCB Escrow Fund (the “Cash Payment”), and (ii) Seller shall transfer and deliver to CEPCB the original stock certificate representing all of the shares of Company Common Stock outstanding as of the Effective Time, which certificate shall be duly endorsed in blank or accompanied by a duly executed stock power.

(d) The Purchase Price shall be adjusted after the Closing Date in accordance with Section 2.6, and with regard to any payments made under Section 2.7 and under Article X.

Section 2.4 Deliveries at Closing.

(a) Deliveries of Seller. At or prior to Closing, in addition to the deliveries required to be made by Seller at or prior to the Closing pursuant to Article VIII hereof, Seller shall deliver to CEPCB each of the following:

(i) the original stock certificate representing the Company Common Stock outstanding as of the Effective Time, free and clear of any Liens, duly endorsed for transfer or accompanied by a duly executed stock power;

(ii) an approval letter in the form of Exhibit C attached hereto executed by The OSAGE NATION (the “Osage Approval”) along with a letter from the Superintendent of the Department of Interior Bureau of Indian Affairs Osage Agency in form and substance acceptable to Seller and CEPCB (the “BIA Approval”).

(iii) a non-foreign affidavit of Seller dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “Foreign Person” as defined in Section 1445 of the Code; and

(iv) to the extent not located on the properties of the Company corporate minute books, stock transfer book or stock ledger, and the corporate seal for the Company, and the limited liability company minute books of the Transferred Companies; and

(v) Seller shall cause the Company to pay and deposit the sum of $8,500,000, with the Escrow Agent, to fund a drilling fund escrow immediately prior to Closing (the “Drilling Fund Escrow”), to be used by CEPCB, post-Closing, in connection with CEPCB’s post-Closing, drilling, development and operation of CEPCB’s assets and properties, in the manner that CEPCB believes is in the interest of CEPCB. Seller shall pay the Drilling Fund Escrow, on behalf of the Company, by directing that a portion of the Earnest Money Deposit otherwise to be released to Seller be deposited with the Escrow Agent to fund the Drilling Fund Escrow. Prior to the Closing, Seller and the Escrow Agent will enter into a Drilling Fund Escrow Agreement in form and substance reasonably acceptable to Seller, the Company, CEPCB and the Escrow Agent.

(b) Deliveries of CEPCB. At Closing, in addition to the deliveries required to be made by CEPCB at or prior to the Closing pursuant to Article VIII hereof, CEPCB shall deliver each of the following:

(i) to the Escrow Agent: the CEPCB Escrow Fund (as directed by Seller under Section 2.3(c) above, and as partial payment of the Purchase Price) and the Seller Escrow Fund in immediately available funds by wire transfer to the account specified in the Escrow Agreement; and

(ii) to the Seller: the Cash Payment in immediately available funds by wire transfer to an account specified at least two (2) Business Days prior to the Closing Date by Seller.

(c) Release of Earnest Money Deposit. At Closing, the Earnest Money Deposit shall be released to Seller (except with regard to the portion to be directed and paid into the Drilling Fund Escrow, in accordance with Section 2.4(a)(v) above) in accordance with Sections 2.3(c) or 9.2(a) hereof.

Section 2.5 Transfer Taxes and Recording Fees.

All sales, transfer (including, without limitation, real estate transfer Taxes), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, grantor or grantee Taxes (but not including any Income Taxes) (“Transfer Taxes”) in connection with the effectuation of the Merger shall be paid by CEPCB, whether imposed on CEPCB or Seller or the Company. The parties shall cooperate to comply with all Tax Return requirements for such Taxes contemplated by this Section 2.5 and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

Section 2.6 Working Capital Adjustment.

(a) For purposes hereof, “Net Working Capital” shall mean the amount that is the difference between (i) the book value of the Company’s Current Assets, and (ii) the book value of the Company’s Current Liabilities, in each case calculated on a consolidated basis in accordance with GAAP after giving effect to the Pre-Closing Transactions. “Current Assets” as used in the definition of Net Working Capital shall mean all current assets of the Company on a consolidated basis, including, without limitation, all cash and cash equivalents, short-term investments, accounts receivable (net of allowance for doubtful accounts), parts inventory, Inter-Company Balances (as appropriate) accruing from July 1 through the Closing Date, prepaid expenses and other receivables and assets, but specifically excluding any Income Taxes (current or deferred) and the Drilling Fund Escrow. “Current Liabilities” as used in the definition of Net Working Capital shall mean all current liabilities of the Company on a consolidated basis (including, without limitation, all accounts payable, accrued expenses and Inter-Company Balances (as appropriate) accruing from July 1 through the Closing Date, but specifically excluding any Income Taxes (current or deferred) and any potential obligations under the Osage Plan and the Separation Benefit Agreements listed on Schedule 6.6(a).

(b) No less than two but no more than five Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to CEPCB the unaudited consolidated balance sheet of the Company as of the end of the month immediately preceding the Closing Date (or, if the Closing Date occurs during the first 10 Business Days of a month, as of the end of the month preceding the month immediately preceding the Closing Date) (the “Estimated Closing Balance Sheet”), as well as a good faith estimate, based on a roll-forward of the Estimated Closing Balance Sheet, of the Net Working Capital of the Company as of the Closing Date, which estimate shall be reasonably acceptable to CEPCB (the “Estimated Net Working Capital Amount”). Seller shall grant CEPCB full access during normal business hours to the books and records and personnel of Seller and the Transferred Companies and the opportunity to consult with Seller for purposes of confirming or disputing the Estimated Net Working Capital Amount. If Seller’s estimate of the Net Working Capital of the Company as of the Closing Date is not reasonably acceptable to CEPCB and the parties are unable to otherwise mutually agree on such amount, then the Estimated Net Working Capital Amount shall be the mean average of Seller’s estimate of such amount (as delivered to CEPCB with the Estimated Closing Balance Sheet) and CEPCB’s good faith estimate of such amount. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of notes and normal recurring year-end adjustments (which shall not be material individually or in the aggregate)) and in a manner consistent with the Financial Statements. To the extent that the Estimated Net Working Capital Amount is less than the Required Net Working Capital Amount, then the Purchase Price payable by CEPCB at the Closing shall be decreased by such shortfall. To the extent that the Estimated Net Working Capital Amount is greater than the Required Net Working Capital Amount, then the Purchase Price payable by CEPCB at the Closing shall be increased by such surplus.

(c) As promptly as practicable after the Closing Date (but in no event later than 60 days following the Closing Date), CEPCB shall cause to be prepared and delivered to Seller a draft unaudited consolidated balance sheet of the Company as of the Effective Time (the “Final Closing Balance Sheet”) which shall include a calculation of the actual Net Working Capital of the Company as of the Effective Time. The Final Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of notes and normal recurring year-end adjustments (which shall not be material individually or in the aggregate)) and in a manner consistent with the Financial Statements.

(d) If Seller has no objections to CEPCB’s draft of the Final Closing Balance Sheet (or fails to deliver a detailed statement of its objections in accordance with the following sentence), such draft shall be the Final Closing Balance Sheet. If Seller has any objections to CEPCB’s draft of the Final Closing Balance Sheet, Seller shall deliver a detailed statement (“Notice of Disagreement”) describing Seller’s objections to CEPCB within 30 days after receiving the draft Final Closing Balance Sheet. CEPCB and Seller shall use commercially reasonable efforts to resolve any such objections. If a final resolution is not obtained within 30 days after CEPCB has received the Notice of Disagreement, CEPCB and Seller shall select a nationally-recognized accounting firm mutually acceptable to them to resolve any remaining objections. If CEPCB and Seller are unable to agree on the choice of an accounting firm, they shall select KPMG LLP. Such accounting firm shall consider only those items and amounts set forth in CEPCB’s draft Final Closing Balance Sheet or the Notice of Disagreement that remain in dispute and shall base its determinations solely on the submissions of the parties and the definitions and other relevant provisions contained herein. In resolving any disputed item, such accounting firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The agreed upon accounting firm shall deliver its final resolution of items specified in the Notice of Disagreement to the parties in writing, which final resolution shall be delivered not more than thirty (30) days following the referral of such disagreement to the selected firm. The decision of such accounting firm shall be final and binding on all parties hereto. If any unresolved objections are submitted to an accounting firm for resolution as provided above, the fees and expenses of such accounting firm shall be split 50%/50% between CEPCB and Seller, with Seller’s portion to be paid out of the CEPCB Escrow Fund, or if the remaining amounts in such escrow account are insufficient, then from any other Escrow Fund accounts.

(e) CEPCB shall revise the draft Final Closing Balance Sheet and the calculation of the Net Working Capital set forth therein as appropriate to reflect the resolution of Seller’s objections (as agreed upon by CEPCB and Seller or as determined by such selected accounting firm) and deliver it to Seller within 10 days after the resolution of such objections. Such revised Final Closing Balance Sheet shall be the Final Closing Balance Sheet for all purposes hereunder.

(f) To the extent that the Net Working Capital as of the Effective Time as set forth in the Final Closing Balance Sheet (the “Final Net Working Capital Amount”) is less than the Estimated Net Working Capital Amount (the “Working Capital Shortfall”), CEPCB shall be entitled to recover the Working Capital Shortfall from the Working Capital Escrow portion of the Escrow Fund and, to the extent necessary, the Indemnification Escrow portion of the Escrow Fund, in each case subject to and as set forth in Section 2.7(b).

(g) To the extent that the Final Net Working Capital Amount exceeds the Estimated Net Working Capital Amount (the “Working Capital Surplus”), CEPCB shall pay to Seller the Working Capital Surplus by wire transfer of immediately available funds within two Business Days after CEPCB’s delivery of the Final Closing Balance Sheet to Seller.

(h) Notwithstanding the foregoing, if there is a dispute as to the Final Net Working Capital Amount, Seller or CEPCB, as the case may be, shall be entitled to receive promptly such amounts as are not in dispute, pending final determination of such dispute pursuant to this Section 2.6.

(i) All amounts paid by any Person pursuant to this Section 2.6 shall be considered an adjustment to the Purchase Price for tax purposes.

Section 2.7 CEPCB Escrow Fund and Seller Escrow Fund.

(a) The sum of the amounts set forth in clauses (i) and (ii) of the following sentence (the “CEPCB Escrow Fund”) shall be deposited on the Closing Date with the Escrow Agent, pursuant to this Agreement and the Escrow Agreement. The CEPCB Escrow Fund shall be comprised of two separate and distinct amounts: (i) an amount equal to $16,000,000 (the “CEPCB Indemnification Escrow”) shall be used (A) to satisfy Losses, if any, for which the CEPCB Indemnified Parties are entitled to indemnification or reimbursement in accordance with Article X hereof, (B) to pay any costs and expenses for which Seller is responsible under Sections 2.6(d) or 11.11 of this Agreement or under Sections 11(b), 14(d) and 15 of the Escrow Agreement, (C) to pay the Working Capital Shortfall, if any, described in Section 2.6 hereof to the extent, if any, such shortfall exceeds the Working Capital Escrow, and (D) to secure CEPCB’s obligation to pay Seller that portion of the Adjusted Purchase Price that Seller did not receive on the Closing Date, which amount shall be reduced by any payments due to the CEPCB Indemnified Parties pursuant to clauses (A), (B) or (C) of this sentence, and (ii) $1,500,000 of the CEPCB Escrow Fund (the “Working Capital Escrow”) shall be used to satisfy the Working Capital Shortfall, if any, described in Section 2.6(f) hereof.

(b) Promptly following the expiration of the Net Working Capital adjustment period as set forth in Section 2.6 and resolution of all disputes, if any, regarding the Final Closing Balance Sheet and/or the Final Net Working Capital Amount, the Working Capital Escrow portion of the CEPCB Escrow Fund shall be disbursed as follows: (i) if there exists a Working Capital Shortfall, CEPCB shall be entitled to an amount equal to the Working Capital Shortfall and the remainder of the Working Capital Escrow portion of the CEPCB Escrow Fund, if any, shall be released to Seller (if and to the extent an equivalent amount is not otherwise paid by CEPCB to Seller in lieu thereof); provided, however, if the Working Capital Shortfall exceeds the Working Capital Escrow portion of the CEPCB Escrow Fund, then CEPCB shall be entitled to the entire Working Capital Escrow portion of the CEPCB Escrow Fund, as well as a disbursement from the CEPCB Indemnification Escrow portion of the CEPCB Escrow Fund in an amount equal to the Working Capital Shortfall less the Working Capital Escrow (provided that CEPCB’s recourse under such circumstances shall be limited to the entire CEPCB Escrow Fund); and (ii) if there exists a Working Capital Surplus, the entire Working Capital Escrow portion of the CEPCB Escrow Fund shall be released to Seller (if and to the extent an equivalent amount is not otherwise paid by CEPCB to Seller in lieu thereof) and CEPCB shall pay to Seller the amount of the Working Capital Surplus in accordance with Section 2.6(g).

(c) On the 180th day following the Closing Date (or, if such date is not a Business Day, the immediately following Business Day) (the “Early Distribution Date”), the Escrow Agent shall release to Seller from the CEPCB Indemnification Escrow an amount equal to $12,800,000, less the sum of (1) any amounts previously paid to CEPBC from and out of the CEPCB Indemnification Escrow, plus (2) any then existing Withheld CEPCB Amount, if any (as defined below). On the one-year anniversary date of the Closing Date (or, if such date is not a Business Day, the immediately following Business Day), (i) the Escrow Agent shall release the remaining amounts held in the CEPCB Indemnification Escrow to Seller (if and to the extent an equivalent amount is not otherwise paid by CEPCB to Seller in lieu thereof), less any Withheld CEPCB Amount, if any (as defined below), and (ii) such escrow shall terminate, unless there is any Withheld CEPCB Amount (in which case, the escrow shall continue until all pending claims are fully resolved and any remaining amounts held in such escrow are properly distributed in accordance with the terms hereof and the Escrow Agreement). Notwithstanding the foregoing, if on either the Early Distribution Date or the Indemnification Escrow Termination Date (as defined herein), as the case may be, any claim by a CEPCB Indemnified Party has been made that could result in a Loss, and CEPCB has notified the Escrow Agent and Seller of such in writing, then there shall be withheld from the distribution to Seller such amount of the CEPCB Indemnification Escrow portion of the CEPCB Escrow Fund necessary to cover all Losses or other amounts payable to CEPCB pursuant to Section 2.7(a) hereof potentially resulting from all such pending CEPCB Claims in accordance with the terms of the Escrow Agreement (and such escrow shall continue with respect to such withheld amount) (the “Withheld CEPCB Amount”), and the Withheld CEPCB Amount (or the applicable portion thereof) shall either be (A) paid to CEPCB, or (B) released to Seller (if and to the extent an equivalent amount is not otherwise paid by CEPCB to Seller in lieu thereof), as determined upon final resolution of each such claim in accordance with the terms of the Escrow Agreement and Article X hereof.

(d) If and to the extent CEPCB pays amounts to Seller in lieu of having equivalent amounts released from the CEPCB Escrow Fund to Seller, such amounts of the CEPCB Escrow Fund shall be released to CEPCB.

(e) CEPCB shall deposit $1,000,000 (the “Seller Escrow Fund”) with the Escrow Agent on the Closing Date pursuant to the Escrow Agreement. The Seller Escrow Fund shall be used to satisfy Losses, if any, for which the Seller Indemnified Parties are entitled to indemnification or reimbursement in accordance with Article X hereof.

(f) On the 180th day following the Closing Date (or, if such date is not a Business Day, the immediately following Business Day), the Escrow Agent shall release to CEPCB from the Seller Escrow Fund an amount equal to $750,000, less the sum of (1) any amounts previously paid to Seller from and out of the Seller Escrow Fund, plus (2) any then existing Withheld Seller Amount, if any (defined below). On the one-year anniversary date of the Closing Date (or, if such date is not a Business Day, the immediately following Business Day), (i) the Escrow Agent shall release to CEPCB the remaining amounts held in the Seller Escrow Fund, less any Withheld Seller Amount, if any (as defined below), and (ii) such escrow shall terminate, unless there is any Withheld Seller Amount (in which case, the escrow shall continue until all pending claims are fully resolved and any remaining amounts held in such escrow are properly distributed in accordance with the terms hereof and the Escrow Agreement). Notwithstanding the foregoing, if on either Indemnification Escrow Termination Date (as defined herein) any claim by a Seller Indemnified Party has been made that could result in a Loss and Seller has notified the Escrow Agent and CEPCB of such in writing, then there shall be withheld from the distribution to CEPCB such amount of the Seller Escrow Fund necessary to cover all Losses potentially resulting from all such pending Seller Claims in accordance with the terms of the Escrow Agreement (and such escrow shall continue with respect to such withheld amount) (the “Withheld Seller Amount”), and the Withheld Seller Amount (or the applicable portion thereof) shall either be (A) paid to Seller, or (B) released to CEPCB, as determined upon final resolution of each such claim in accordance with the terms of the Escrow Agreement and Article X hereof.

(g) The Parties agree to provide the Escrow Agent such written notices, confirmations and directions as are consistent with the terms hereof and the terms of the Escrow Agreement.

Section 2.8 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) shall take place (a) at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 as soon as practicable and no later than the second Business Day following satisfaction or waiver of all of the conditions set forth in Article VIII, but in no event before July 24, 2007 or (b) at such other place, at such other time or on such other date as CEPCB and Seller may mutually agree (the date of the Closing is hereinafter sometimes referred to as the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to CEPCB as follows:

Section 3.1 Organization. Seller is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to conduct its business as it is now being conducted and to own its properties and to lease those properties leased by it.

Section 3.2 Authorization; Execution and Delivery; Enforceability.

The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Seller are within the corporate power of Seller.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof or thereof by CEPCB) constitute or will constitute the valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 3.3 No Violation or Conflict; Consents.

Except for (a) any applicable requirements of the HSR Act and any applicable filings under state securities, “Blue Sky” or takeover Laws, (b) those required filings, registrations, consents and approvals listed on Schedule 3.3, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or for the consummation by Seller of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained or will be obtained after Closing, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Seller will (w) result in a violation or breach of any provision of the Articles of Incorporation or bylaws of Seller; (x) result in a violation or breach of any provision of the Articles of Incorporation or Articles of Organization, as applicable or of the Bylaws or Operating Agreement, as applicable, of any of the Transferred Companies; (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the loss of a benefit under, or result in the creation of a Lien on any property or asset of the Transferred Companies under, any of the terms, conditions or provisions of any Material Contract or other instrument or obligation to which any of the Transferred Companies is a party or by which it or any of them or any of their properties or assets is bound; or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Transferred Companies or any of their properties or assets; except, in the case of subsections (y) and (z) above, for violations, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect or that will not prevent or delay the consummation of the transactions contemplated hereby.

Section 3.4 Ownership of the Company Common Stock. Seller owns of record and beneficially the Company Common Stock, free and clear of any and all Liens.

Section 3.5 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, proceedings or investigations pending or, to the Knowledge of Seller, threatened, against or relating to Seller at law or in equity, or before any Governmental Authority that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE

TRANSFERRED COMPANIES

Seller represents and warrants to CEPCB as follows:

Section 4.1 Organization and Authority of the Transferred Companies.

(a) The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by the Company are within the corporate powers of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof or thereof by CEPCB) constitute or will constitute the valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

(b) Except for (a) any applicable requirements of the HSR Act and any applicable filings under state securities, “Blue Sky” or takeover Laws, (b) those required filings, registrations, consents and approvals listed on Schedule 4.1(b), no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required to be made or obtained by the Transferred Companies in connection with the execution and delivery of this Agreement by the Transferred Companies or for the consummation by the Transferred Companies of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained or will be obtained after Closing, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by the Company will (x) result in a violation or breach of any provision of the Articles of Incorporation or bylaws of the Company or (y) result in a violation or breach of any provision of the Articles of Organization or of the Operating Agreement of any of the Transferred Companies (other than the Company).

(c) Each of the Transferred Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization. Each of the Transferred Companies has full corporate or limited liability company, as the case may be, power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the Transferred Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would be reasonably likely to have a Material Adverse Effect. Schedule 4.1(c) contains a true and complete list of all of the Transferred Companies, together with the jurisdiction of incorporation or organization of each such Transferred Company. Seller has made available to CEPCB true and complete copies of the Articles of Incorporation or Articles of Organization, as applicable, and Bylaws or Operating Agreement, as applicable, of each of the Transferred Companies, as amended to date.

Section 4.2 Capitalization.

The Company’s authorized equity capitalization consists of 1,000 shares of common stock, $1.00 par value per share (“Company Common Stock”). As of the date hereof, 100 shares of Company Common Stock are issued and outstanding, all of which are held by Seller. Such shares of Company Common Stock constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof. No Subsidiary of the Company owns, of record or beneficially, any shares of capital stock of the Company. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities Laws. The Company has not, subsequent to the Balance Sheet Date, authorized or effected any split-up or any other recapitalization of the Company Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of the Company Common Stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Closing Date. Schedule 4.2 sets forth the capitalization of each Subsidiary of the Company. There are (a) no outstanding options, warrants, subscriptions or other rights to purchase or acquire any capital stock or membership interests, as applicable, of any of the Transferred Companies that would require any Transferred Company to issue any such capital stock or membership interests, (b) no Contracts or agreements (oral or written) pursuant to which any of the Transferred Companies is bound to sell or issue any shares of its capital stock or membership interests, as applicable, or securities convertible into or exchangeable for such shares of capital stock or membership interests, and (c) no Contracts to which any of the Transferred Companies is a party with respect to the voting or registration of any shares of capital stock or membership interests, as applicable, of any of the Transferred Companies. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the capital stock or membership interests, as applicable, of any Transferred Company.

Section 4.3 Subsidiaries.

Schedule 4.3 lists all of the Company’s Subsidiaries. The Company owns, directly or indirectly, all the outstanding membership interests, as applicable, of each of its Subsidiaries, free and clear of all Liens, other than Permitted Liens, and all such membership interests are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.3, neither the Company nor any of its Subsidiaries has made any material investment in, or material advance of cash or other extension of credit to, any person, corporation or other entity other than its Subsidiaries. No proceedings to dissolve any Transferred Company are pending, or to the Knowledge of Seller, threatened.

Section 4.4 Financial Statements; Absence of Undisclosed Liabilities.

(a) Seller has delivered to CEPCB copies of the Financial Statements. The Financial Statements, taken as a whole, present fairly the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company, as of the dates and for the periods indicated, and were prepared in accordance with GAAP consistently applied during the period presented, except as otherwise noted therein.

(b) Except as disclosed on Schedules 4.4 and 4.5, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether absolute, contingent or otherwise, and whether due or to become due, that are required to be disclosed on a consolidated balance sheet prepared in accordance with GAAP, and that are not adequately reflected or reserved against on the April 30, 2007, balance sheet included in the Financial Statements, including the footnotes thereto (the “Balance Sheet”), except (i) such liabilities as are provided for in the approved 2007 budget of the Transferred Companies (a true and correct copy of which has been provided or made available to CEPCB prior to the execution and delivery of this Agreement) or such other liabilities as have arisen in the Ordinary Course of Business since April 30, 2007 consistent with past practice, and which have not had or resulted in, and would not be reasonably likely to result in any other liability or obligation of the Transferred Companies in excess of $250,000, or (ii) any liabilities reflected on the Final Closing Balance Sheet.

(c) The Transferred Companies maintain internal controls over financial reporting that, to the Knowledge of Seller, provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for AMVEST Corporation for external purposes in accordance with GAAP. To the Knowledge of Seller, there are no significant deficiencies or material weaknesses in the design or operation of the Transferred Companies’ internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Knowledge of Seller, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Transferred Companies’ internal controls.

Section 4.5 Absence of Certain Events.

Except as disclosed on Schedule 4.5 or as contemplated by this Agreement, since the Balance Sheet Date, the business of the Transferred Companies has been operated in the Ordinary Course of Business and none of the Transferred Companies has suffered any material change in its business, assets, liabilities, financial condition or results of operations. Except as disclosed on Schedule 4.5, or as otherwise specifically contemplated by this Agreement, there has not been since the Balance Sheet Date: (a) any material labor dispute; (b) any entry by any of the Transferred Companies into any Material Contract (or any material amendment or termination of a Material Contract) or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any Lien (other than Permitted Liens) made on any of the properties or assets of any of the Transferred Companies) that cannot be terminated within 30 days without penalty; (c) any change in the accounting policies or practices of the Company; (d) any damage, destruction or loss to property or assets in excess of $300,000 above applicable insurance coverages, if any; (e) any new, or amendment to any existing, employment, severance or consulting Contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any Company Employee Benefit Plan, or any alteration of any of the Transferred Companies’ employment practices or terms and conditions of employment, in each case other than in the Ordinary Course of Business; (f) any issuance by any of the Transferred Companies of any shares of capital stock or membership interests, as applicable, or any repurchase or redemption by any of the Transferred Companies of any shares of their respective capital stock or membership interests, as applicable; (g) any sale, lease or other disposition of, or execution and delivery of any agreement by any, Transferred Company contemplating the sale, lease or other disposition of, properties and assets of any Transferred Company having an aggregate value in excess of $100,000 (other than the sale of Hydrocarbons in the Ordinary Course of Business); (h) any merger or consolidation of any of the Transferred Companies with any other corporation, person or entity or any acquisition by any of the Transferred Companies of the stock or business of another corporation, partnership or other entity, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of any of the Transferred Companies; or (i) any agreement to do any of the foregoing, except to the extent contemplated by this Agreement.

Section 4.6 Litigation.

Except as set forth on Schedules 4.6 and 4.13, there are no material civil, criminal or administrative actions, suits, claims, hearings, proceedings or investigations pending or, to the Knowledge of Seller, threatened in writing, against or relating to any of the Transferred Companies at law or in equity, or before any Governmental Authority or that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. No Transferred Company is a party to or subject to or in default under any judgment, order, injunction or decree of any Governmental Authority. There are no orders, consent agreements, or unsatisfied judgments from any Governmental Authority binding upon the Transferred Companies. This Section 4.6 expressly excludes tax and environmental matters, which are separately addressed in Section 4.12 and Section 4.20, respectively.

Section 4.7 Insurance.

Schedule 4.7 contains a complete and correct list of all policies of insurance currently in effect and to which a Transferred Company is a named insured. All such policies (a) are in full force and effect with all premiums due having been paid, (b) are valid, outstanding and enforceable policies, and (c) provide that they will remain in full force and effect until Closing, subject to the cancellation rights specified in such policies. All policies of primary commercial general liability insurance and excess carriers insurance which have been maintained on behalf of a Transferred Company during the past five years are set forth on Schedule 4.7. During the past five years, there has been no lapse in coverage of the insurance carried for the benefit of the Transferred Companies in the Ordinary Course of its Business.

Section 4.8 Material Contracts.

(a) Schedule 4.8 contains a list of all Contracts (the “Material Contracts”) to which any of the Transferred Companies is a party that require payment by, or payment to, any of the Transferred Companies of more than $100,000 per year, and which are not terminable upon the election of the applicable Transferred Company upon no more than ninety (90) days notice (and without payment of a penalty), including, without limitation, the following:

(i) all notes, mortgages, indentures, loan or credit agreements, security agreements (each of which secures indebtedness of not less than $100,000), and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, any of the Transferred Companies;

(ii) all management consulting and employment agreements and binding agreements or commitments to enter into the same;

(iii) all Oil and Gas Contracts;

(iv) all Oil and Gas Leases;

(v) all Oil and Gas Equipment Leases;

(vi) all agreements and purchase orders entered into or issued in the Ordinary Course of Business for the purchase or sale of goods, services, supplies or capital assets requiring aggregate future payments of more than $100,000 by any Transferred Company;

(vii) all joint venture or other agreements involving the sharing of profits or losses including all tax partnership agreements;

(viii) all contracts or agreements with any director or officer of any Transferred Company, or any person who is an immediate relative of any such person;

(ix) all contracts, orders, decrees or judgments preventing or restricting a Transferred Company from carrying on business in any location;

(x) all agreements, contracts or commitments relating to the acquisition by a Transferred Company of the outstanding capital stock or equity interest of any Person;

(xi) all agreements, contracts or commitments that contain an indemnity with respect to environmental and health and safety matters for the benefit of another party;

(xii) all agreements, contracts or commitments related to the ownership and operation of the Midstream Assets;

(xiii) all Affiliate Agreements; and

(xiv) all contracts, commitments or obligations not made in the Ordinary Course of Business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $250,000 or otherwise material to the Transferred Companies.

(b) Seller has provided CEPCB with access to true and complete copies of all Material Contracts, including all amendments and modifications thereto.

(c) All such Material Contracts were duly and validly executed by one of the Transferred Companies. Each of the Transferred Companies is in material compliance with, and is not in default in any material respect under any such Material Contract. To the Knowledge of Seller, no material breach or default under any such Material Contract by any party thereto (other than any Transferred Company) has occurred and remains unremedied. To the Knowledge of Seller, all Material Contracts to which any of the Transferred Companies is a party or by which any of the Transferred Companies or any of their respective properties are bound, are valid, binding and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to applicable limitations on the availability of equitable remedies, including considerations of public policy, are in full force and effect.

Section 4.9 Employee Benefit Plans.

(a) For purposes of this Agreement, the term “Plan” means an “employee benefit plan” as defined by Section 3(3) of ERISA, a specified fringe benefit plan as defined in Section 6039D of the Code, and any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick-leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten). For purposes of this Agreement the term “Seller Employee Benefit Plans” means the Plans that are maintained or contributed to by Seller or any of its ERISA Affiliates other than the Transferred Companies and that do not cover any Company Employees (as defined below), the term “Transferred Company Employee Benefit Plans” means the Plans that are maintained or contributed to by any of, or on behalf of, any of the Transferred Companies, covering present employees (“Company Employees”) and former employees, directors, independent contractors, agents or consultants (or the beneficiaries of the foregoing) of the Transferred Companies, and the term “Employee Benefit Plans” means the Seller Employee Benefit Plans and the Transferred Company Employee Benefit Plans. Set forth on Schedule 4.9(a)(i) attached hereto is a complete and correct list of all Seller Employee Benefit Plans that are subject to Title I or Title IV of ERISA. Set forth on Schedule 4.9(a)(ii) attached hereto is a correct and complete list of all Transferred Company Employee Benefit Plans.

(b) Seller has made available to CEPCB true, accurate and complete copies of the documents comprising each Transferred Company Employee Benefit Plan (or, with respect to any Transferred Company Employee Benefit Plan which is unwritten and which provides a material nondiscretionary benefit, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Transferred Companies). Seller has also delivered to CEPCB as to each Transferred Company Employee Benefit Plan true, accurate and complete copies of (i) the most recent annual report (Form 5500) filed with the IRS, if applicable, (ii) the most recent actuarial valuation report, if applicable (iii) the most recent summary plan description, and (iv) the most recent determination letter issued by the IRS and any open requests therefore.

(c) Each Employee Benefit Plan (i) that is intended to be qualified under Section 401(a) of the Code has been and is being operated and administered in material compliance with Section 401(a) of the Code, and a favorable determination letter has been obtained from the IRS, or is being requested within the remedial amendment period set forth in Section 401(b) of the Code, and there are not circumstances nor any events that have occurred that could adversely affect any such favorable determination letter; (ii) there has been no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Employee Benefit Plan; (iii) all premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Employee Benefit Plans will have been paid, made or accrued and properly recorded on the Final Closing Balance Sheet for all services on or prior to the date of Closing; (iv) each Employee Benefit Plan has been administered in material compliance with the applicable provisions of ERISA, the Code, all other applicable Laws and the terms of such Employee Benefit Plan; (v) there are no pending or, to the Knowledge of Seller, threatened investigations or claims by the IRS, U.S. Department of Labor, PBGC or any other governmental agency relating to any of the Employee Benefit Plans and (vi) there are no pending or, to the Knowledge of Seller, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights to or claims for benefits under any Employee Benefit Plan that would be reasonably likely to be material, and to the Knowledge of Seller, there are no existing facts that would be material, in the event of any such investigation claim, suit or proceeding.

(d) None of the Transferred Companies has ever maintained, sponsored or contributed to an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code, nor are any Company Employees now or have ever been covered by any such plan.

(e) With respect to each Employee Benefit Plan (which is not a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, as of the date of Closing, (i) full payment has been made of all amounts that are required under the terms of each such Employee Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of each such Employee Benefit Plan ended on or before the Closing Date, and no accumulated funding deficiency or liquidity shortfall (within the meaning of Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Benefit Plan, whether or not waived, and (ii) Seller has no liability to the PBGC (other than with respect to PBGC premiums not yet due) or otherwise under Title IV of ERISA with respect to any such Employee Benefit Plan and the Transferred Companies will not have any such liability after the date of Closing.

(f) With respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which Seller of any of its ERISA Affiliates has any liability or contributes (or has at any time contributed or had an obligation to contribute), (i) Seller and each of its ERISA Affiliates has or will have, as of the date of Closing, made all required contributions to each such multiemployer plan and (ii) neither the Seller nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA, or would be subject to any such liability if, as of the date of Closing, Seller or any of its ERISA Affiliates were to engage in a complete or partial withdrawal from any such multiemployer plan and the Transferred Companies will not have such liability after the date of Closing.

(g) Except as set forth in Schedule 4.9(g) attached hereto, neither the Transferred Companies nor any of their subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof (other than in accordance with Section 4980B of the Code or applicable law). There has been no communication to employees or former employees of Transferred Companies or their subsidiaries that could reasonably be expected or interpreted to promise or guarantee such employees or former employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(h) Except as set forth in Schedule 4.9(h) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of or increase the amount or value or, any payment or benefit to any employee, officer, director, agent or consultant of the Transferred Companies or any of their subsidiaries (either alone or in conjunction with any other event). No amount paid or payable by Transferred Companies or any of their subsidiaries in connection with the transactions contemplated by this Agreement, either solely or as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be a “parachute payment” (within the meaning of Section 280G of the Code).

(i) All Company Employees are now, and all Company Employees and former employees have been, properly characterized as employees for tax purposes.

(j) Schedule 4.9(a)(i) and (ii) lists each “nonqualified deferred compensation plan” subject to Section 409A of the Code and each such nonqualified deferred compensation plan complies with the requirements of Section 409A and all applicable guidance issued thereunder.

(k) No Employee Benefit Plan is a “multiple employer welfare arrangement” subject to state insurance laws. No Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(l) After the Closing Date, neither the Transferred Companies nor CEPCB will have any liability with respect to any Seller Employee Benefit Plans, or, except as set forth on Schedule 4.9(l) with respect to any Transferred Company Employee Benefit Plans.

(m) Seller is responsible for the satisfaction of all current and future obligations or liabilities under the AMVEST Corporation Stock Appreciation Rights Plan.

(n) Schedule 4.9(n) lists the former employees of the Transferred Companies and their qualified beneficiaries (as defined in Section 4980B of the Code) who are presently receiving COBRA benefits.

Section 4.10 Labor Matters.

None of the Transferred Companies is a party to or bound by any collective bargaining agreement or other agreement or obligation of any sort with any labor union. There are no strikes, grievances, arbitrations, labor disputes, unfair labor practices, slow downs, work stoppage, or similar material labor difficulty involving any employees of the Company or any of its Subsidiaries and there are no strikes, grievances, arbitrations, unfair labor practices, slow downs, work stoppage, or material labor disputes by any labor organization in progress or pending against any of the Transferred Companies. Since January 1, 2002, none of the Transferred Companies has encountered any labor union organizing activity, nor experienced any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. To the Knowledge of Seller, the Transferred Companies are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours, occupational safety, health or welfare conditions relating to premises occupied, and civil rights. There are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based on sex, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) or any other unfair labor or employment practice involving the Transferred Companies that are pending and outstanding, or to the Knowledge of Seller, threatened in writing before the Equal Employment Opportunity Commission or any federal, state, or local agency or court. There are no citations, investigations, administrative proceedings, or formal complaints of violations of local, state, or federal occupational safety and health laws pending before the Occupational Safety and Health Administration or any federal, state, or local agency or court involving the Transferred Companies.

Section 4.11 Employment Matters.

To the Knowledge of Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Company. Set forth on Schedule 4.11(i) is a true and complete list of the names and titles of all Company Employees. A true and complete list of the current annual wages or salaries, the most recent bonus paid to salaried Company Employees and the aggregate bonuses paid to hourly Company Employees for the current fiscal year through April 30, 2007, has been provided by Seller to Purchaser prior to the date hereof. All Company Employees, all former employees of the Company, all Company Employees on leave of absence and all directors, independent contractors, agents and consultants have been paid or liabilities have been or will be properly accrued on the Recent Balance Sheet (as of the date of such Balance Sheet) for all salaries, wages and other compensation (including a pro rata portion of any performance, retention or other bonuses or incentive compensation) earned for time worked for the Company for all periods ending on the date of the applicable balance sheet but specifically excluding any potential obligations under the Osage Plan and the separation benefit agreement listed on Schedule 6.6(a). On the Closing Date, the Company shall have copies of all personnel records of the Company Employees. Set forth on Schedule 4.11(ii) is a list of all written agreements with consultants obligating the Transferred Companies to make annual cash payments in an amount exceeding $50,000.

Section 4.12 Tax Matters.

Except as set forth on Schedule 4.12:

(a) the Company is a member of the affiliated group, within the meaning of Section 1504(a) of the Code, of which AMVEST Corporation is the common parent, and such affiliated group files a consolidated federal Income Tax Return;

(b) each of the Company’s Subsidiaries is a “disregarded entity” for United States federal tax purposes and relevant state Income Tax purposes;

(c) each of the Seller Group (solely with respect to federal Income Taxes) and the Transferred Companies has timely filed or caused to be filed all material Tax Returns required to have been filed by or for it, such Tax Returns were true and correct in all material respects, and the Seller Group (solely with respect to federal Income Taxes) and the Transferred Companies have paid all Taxes due with respect to such Tax Returns;

(d) none of the Transferred Companies has granted (or is subject to) any waiver that is currently in effect of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to the Transferred Companies by any Governmental Authority; no request by a Governmental Authority for information related to Tax matters has been received by any of the Transferred Companies for any open Tax period; there are no currently pending or, to the Knowledge of Seller, threatened administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Transferred Companies except as set forth on Schedule 4.12; and any such assertion, assessment, proceeding or litigation disclosed on Schedule 4.12 is being contested in good faith through appropriate measures, and its status is described in Schedule 4.12;

(e) each of the Transferred Companies has withheld and paid all material amounts of Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party;

(f) except as disclosed on Schedule 4.12 and excluding any lease or other contract entered into in the Ordinary Course of Business, there is no prior or existing Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement that may or will require that any payment be made by any of the Transferred Companies on or after the Closing Date, and there is no current obligation to indemnify any other Person with respect to Income Taxes whether by contract, or as a transferor, transferee or successor;

(g) since January 1, 2005, the Company has not distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) there are no Liens for Taxes upon any assets of any of the Transferred Companies, except Liens for Taxes not yet due;

(i) no claim has ever been made by a Governmental Authority in a jurisdiction where a Transferred Company does not file Tax Returns that such Transferred Company is or may be subject to Tax in that jurisdiction; and

(j) none of the Transferred Companies has engaged in a “listed transaction” that would be reportable by or with respect to the Transferred Companies or the Seller pursuant to

Sections 6011, 6111, or 6112 of the Code, or any predecessors thereto. The Company has disclosed on its federal Income Tax Returns all positions taken therein that reasonably could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

Section 4.13 Compliance with Law.

(a) The conduct of the business of each of the Transferred Companies and its use of its assets has not violated and is not in violation of any Law, which violation is reasonably likely to have a Material Adverse Effect. To the Knowledge of Seller, none of the Transferred Companies has received any notice asserting or alleging a violation or failure to comply with any Law where such violation or failure to comply is reasonably likely to have a Material Adverse Effect. Each of the Transferred Companies possesses all material Permits required by any Governmental Authority or otherwise necessary in order to lawfully conduct its business and operations as presently conducted by the Transferred Companies (the “Company Permits”). No proceeding is pending or, to the Knowledge of Seller, threatened that is reasonably likely to result in the suspension, revocation or limitation of any of the Company Permits that are material to the operations of the Transferred Companies.

(b) Except as disclosed on Schedule 4.13, the Transferred Companies have complied in all material respects with, and are not in material default under, any Law applicable to such entity or to its business operations, including workers’ compensation and the American’s with Disabilities Act.

(c) This Section 4.13 expressly excludes environmental matters, which are expressly addressed in Section 4.20 hereof.

Section 4.14 Fees and Expenses of Brokers and Others.

None of the Transferred Companies is directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement, except that AMVEST Corporation has engaged the Financial Advisor to represent the Seller in connection with such transactions.

Section 4.15 Oil and Gas Contracts.

Seller has made available to CEPCB at Seller’s offices, for inspection and copying, each Oil and Gas Contract (subject to Section 6.2 regarding confidential information). Schedule 4.15 sets forth a list of all material Oil and Gas Contracts as of the date of this Agreement described in this Section 4.15. The Oil and Gas Concession Agreement and each Oil and Gas Lease and each agreement and other Contract of a type described below by which the Transferred Companies are bound or subject or that are related to the Oil and Gas Properties are referred to herein as the “Oil and Gas Contracts:”

(a) partnership or joint venture agreements;

(b) agreements pursuant to which any Transferred Company has granted any Person, or any Person has granted to any Transferred Company, a right of first refusal, a preemptive right of purchase, or other option to acquire any Oil and Gas Property, including:

(i) farmin or farmout agreements;

(ii) joint operating, participation or other similar agreements;

(iii) exploration agreements;

(iv) area of mutual interest agreements;

(v) pooling, communitization and unitization agreements;

(vi) rights of way, surface use, saltwater disposal well and other material agreements relating to the Transferred Companies’ oil and gas operations;

(vii) gas balancing agreements;

(viii) agreements containing seismic licenses, permits and other rights to geological or geophysical data and information relating to the Oil and Gas Leases held by the Transferred Companies;

(ix) hydrocarbon purchase or sale or exchange agreements, option agreements relating to the purchase and sale of hydrocarbons, processing agreements, and gas gathering or transportation agreements;

(c) any written amendment, supplement, modification or waiver in respect of any of the foregoing Oil and Gas Contracts; and

(d) Oil and Gas Leases.

Section 4.16 Oil and Gas Properties.

(a) Except as set forth on Schedule 4.16(a):

(i) the officers of Seller listed on Schedule A(2) have not received written, or, to the Knowledge of Seller, oral notice or claim from any Governmental Authority or third party, which remains unresolved as of the date of this Agreement, that any of the Wells are being overproduced and there are no well bore imbalances such that any Well is subject or liable to being shut-in or to any overproduction penalty;

(ii) the officers of Seller set forth on Schedule A(2) have not received any written, or, to the Knowledge of Seller, oral notice or claim that there has been any change proposed in the production allowables for any Wells;

(iii) the Transferred Companies have not incurred, made or entered into any commitments to incur, capital expenditures outside of the capital expenditures budget for fiscal year 2007, a copy of which has been provided to CEPCB, except for such capital expenditures associated with work anticipated to be undertaken during the first three months of fiscal year 2008 in the Ordinary Course of Business;

(iv) since April 30, 2007, none of the Transferred Companies has abandoned, or is in the process of abandoning, any Wells (or removed, or is in the process of removing, any material items of equipment, except those replaced by items of substantially equivalent suitability and value) on the Oil and Gas Properties except in the Ordinary Course of Business, and except as set forth on Schedule 4.16(g), the status of any Well does not require, under applicable Law, that the Transferred Companies commence any plugging and abandonment operations thereon within twelve (12) months following the Closing Date;

(v) there are no outstanding proposals (whether made by any Transferred Company, or any other party) to drill additional Wells, or to deepen, plug back, or rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, or to abandon any Wells, on the Oil and Gas Properties which in the aggregate, if authorized, would require the expenditure of more than $2,000,000 net or $250,000 per proposal to the applicable Transferred Companies’ Working Interest, except for such proposals associated with work anticipated to be undertaken during the remainder of fiscal year 2007 and the first three months of fiscal year 2008 in the Ordinary Course of Business and the Transferred Companies have no leases that will terminate prior to June 30, 2008, for failure to establish production;

(vi) Schedule 4.16(a) sets forth, by Well, the amount of money held in suspense by Transferred Companies out of the collected proceeds from the sale of Hydrocarbons; and

(vii) the officers of Seller listed on Schedule A(2) have not received written, or to the Knowledge of Seller, oral claims that are outstanding by owners of royalty, overriding royalty, compensatory royalty or other payments due from or in respect of production from the Oil and Gas Properties that such payments have not been properly and correctly paid or provided for in all material respects.

(b) Schedule 4.16(b) sets forth all Imbalances as of April 30, 2007, with respect to the Oil and Gas Properties and/or the Midstream Assets. Except as set forth on Schedule 4.16(b), none of the Transferred Companies has received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of the Transferred Companies’ share of the Hydrocarbons produced from the Oil and Gas Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Oil and Gas Properties after April 30, 2007, without then or thereafter receiving payment therefor.

(c) Except as set forth on Schedule 4.16(c), there exist no agreements or arrangements for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than agreements or arrangements which are cancelable on 60 days notice or less without penalty or detriment.

(d) Except as set forth on Schedule 4.16(d), all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Properties) relating to the ownership or operation of the Oil and Gas Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Transferred Companies, except such expenses as are disputed in good faith by the Transferred Companies and for which an adequate accounting reserve has been established by the Transferred Companies.

(e) Each of the Transferred Companies has Good Title to the Oil and Gas Fixtures, Facilities and Equipment and all Oil and Gas Fixtures, Facilities, and Equipment that are reasonably necessary to conduct normal operations of the Oil and Gas Assets are in an operable state of repair (subject to normal wear and tear) adequate to maintain normal operation in a manner consistent with each Transferred Company’s past practices. Each of the Transferred Companies has Good Leasehold Title to the Oil and Gas Equipment Leases. Schedule 4.16(e) contains a list of all Oil and Gas Fixtures, Facilities and Equipment owned or leased by the Transferred Companies with an individual book value of over $100,000 that is used in the oil and gas operations and Schedule 4.16(e) also contains a true and complete list of all current leases related to such leased Oil and Gas Fixtures, Facilities and Equipment (including the dates and names of the parties to such leases). Seller previously provided to CEPCB a schedule of fixed assets of the Transferred Companies and a schedule of parts inventory of the Transferred Companies.

(f) Schedule 4.16(f) contains a complete and correct list of the Wells (and the associated API numbers) as of the date hereof, and a complete and correct list of the Oil and Gas Leases, with the Transferred Companies’ Working Interest and Net Revenue Interest therein.

(g) Except as set forth on Schedule 4.16(g), as of the date of this Agreement, there are no Wells located on the Oil and Gas Properties that (i) any Transferred Company is currently obligated by Law or contract to presently plug and abandon; (ii) the Company will be obligated by Law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing Hydrocarbons in commercial quantities or otherwise currently being used in normal operations; (iii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Oil and Gas Properties; or (iv) to the Knowledge of Seller, have been plugged and abandoned but have not been plugged in accordance in all material respects with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties.

(h) The Company or one of its Subsidiaries has Defensible Title to the Oil and Gas Properties.

Section 4.17 Gas Regulatory Matters.

(a) Other than (i) flowlines and similar pipelines used in connection with a single Oil and Gas Property, and (ii) gas gathering systems owned by third parties and identified on Schedule 4.8, all of the Midstream Assets are owned or leased by Northeast Shelf Energy, L.L.C. (the “Midstream Company”) and are used to gather, transport, compress, dehydrate, and market natural gas produced from the Oil and Gas Properties and the oil and gas properties of third parties.

(b) None of the Transferred Companies is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”) and none of the Transferred Companies has operated or provided services on its pipeline facilities in a manner that would subject it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission under the NGA. None of the Transferred Companies has performed services or is subject to regulation under Section 311 of the Natural Gas Policy Act of 1978.

Section 4.18 Oil and Gas Reserve Report Information.

Seller makes no representation or warranty, express or implied, as to reserve projections, prices, or Working Interest or Net Revenue Interest figures, (other than as set forth on Schedule 4.16(f)), except that Seller represents that, to the Knowledge of Seller, the historical and factual information provided by the Company to Netherland, Sewell and Associates, Inc. (“Netherland, Sewell”) for purposes of preparation of a reserve report with respect to certain of the Wells and Oil and Gas Leases effective as of March 31, 2007, is true and correct in all material respects. EXCEPT AS EXPRESSLY PROVIDED IN THE PRECEDING SENTENCE, CEPCB ACCEPTS THE RESERVES OF THE TRANSFERRED COMPANIES REGARDING OR RELATED TO THE WELLS AND OIL AND GAS LEASES, AS IS, WHERE IS, FREE OF ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED).

Section 4.19 Midstream Assets; Tangible Personal Property and Equipment.

(a) The title to the Midstream Assets is (1) to the extent constituting separate grants of real property, of record (except for rights-of-way acquired since the Balance Sheet Date and not yet filed for record) in the appropriate county and such title that enables the Transferred Companies to carry on the activities of the Midstream Assets in the Ordinary Course of Business and Seller has not received any written or, to the Knowledge of Seller, oral claims or demands with regard to the use of the surface of any lands associated with the Midstream Assets, and (2) free and clear of all Liens, except for Permitted Liens.

(b) Except for tangible personal property (associated with wells, gas and water production and handling facilities, other infrastructure, etc.) that is being amortized, Schedule 4.19(b) sets forth a true, complete and accurate list of all tangible personal property and equipment owned by the Transferred Companies as of May 31, 2007.

Section 4.20 Environmental Matters.

(a) Seller has identified and made available to CEPCB all material environmental investigations, studies, tests or audits (including Phase I Reports) conducted by or in the possession of the Transferred Companies or Seller regarding the Oil and Gas Properties and the oil and gas operations, a list of which is set forth on Schedule 4.20(a).

(b) Except as set forth in Schedule 4.20(b), (i) the Transferred Companies have been for the past three (3) years, and currently are, in compliance in all material respects with applicable Environmental Law, and (ii) there are no pending or, to the Knowledge of Seller, threatened, enforcement, clean-up, removal, mitigation or other claims or proceedings against the Transferred Companies or any predecessor of the Transferred Companies, under any Environmental Law (including any claim resulting from off-site disposal).

(c) Except as set forth in Schedule 4.20(c), the Transferred Companies have all material Permits required under Environmental Laws (the “Environmental Permits”) for the conduct of their respective business and for the ownership and operation of the Oil and Gas Properties, no Proceeding is pending to revoke, fail to renew or materially modify any such Environmental Permit and the Transferred Companies have been for the past three (3) years, and currently are, in compliance in all material respects with such Environmental Permits.

(d) Releases and Arranging for Disposal of Hazardous Materials. Except as set forth in Schedule 4.20(d), there have been no Releases of Hazardous Materials by any of the Transferred Companies, or by any other person or entity at, on, in, from, under, over or in any way affecting any of the Oil and Gas Properties, or any other real property which may have been owned, leased, controlled or used in the past by any of the Transferred Companies, except in each case such Releases that would not be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.20(d), none of the Transferred Companies has disposed, or caused the disposal, of Hazardous Materials in a manner that would be reasonably likely to have a Material Adverse Effect.

(e) Production, Storage and Disposal of Hazardous Materials. None of the Oil and Gas Properties has been or is being used to produce, manufacture, process, generate, store, treat, dispose of, manage, ship or transport Hazardous Materials other than as would not be reasonably likely to have a Material Adverse Effect.

(f) Except as set forth in Schedule 4.20(f), no Transferred Company has agreed to assume any material responsibility relating to environmental, health or safety matters under any lease, purchase agreement, sale agreement, joint venture or any other corporate or real estate document or agreement.

(g) This Section 4.20 contains the sole and exclusive representations and warranties of Seller with respect to Environmental Laws.

Section 4.21 Intellectual Property.

The Company or a Subsidiary of the Company owns, has registered or has, and after the Closing Date will have, taking into account its rights under the Transition Services Agreement, valid rights to use, free and clear of any Liens, other than Permitted Liens, all Intellectual Property that is material to the operation of the respective businesses, operations or affairs of the Transferred Companies (the “Material Intellectual Property”). Schedule 4.21 contains a complete list of the Material Intellectual Property. To the Knowledge of Seller, none of the

Transferred Companies is infringing in any material respect upon any third party’s trademarks, service marks, trade names, copyrights or any application pending therefor or any proprietary computer software, programs or similar systems and (b) to the Knowledge of Seller no third party is infringing on the Material Intellectual Property.

Section 4.22 Disclaimers.

(a) EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, NO EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND IS MADE BY SELLER, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) THE TRANSFERRED COMPANIES, (II) TITLE OF ANY TRANSFERRED COMPANY TO THE OIL AND GAS PROPERTIES, OIL AND GAS FIXTURES, FACILITIES AND EQUIPMENT, OIL AND GAS EQUIPMENT LEASES, OIL AND GAS EASEMENTS AND THE MIDSTREAM ASSETS (THE “TRANSFERRED PROPERTIES”), (III) THE CONDITION OF THE TRANSFERRED PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE TRANSFERRED PROPERTIES, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE TRANSFERRED PROPERTIES FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS, IN CONSUMMATING THE CLOSING CEPCB ACCEPTS THE PROPERTIES “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, NONE OF THE TRANSFERRED COMPANIES MAKES ANY REPRESENTATION OR WARRANTY AS TO (I) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES, (II) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE TRANSFERRED PROPERTIES, (III) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE TRANSFERRED PROPERTIES OR ANY VALUE THEREOF, OR (IV) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO CEPCB IN CONNECTION WITH THE TRANSFERRED PROPERTIES.

Section 4.23 Transaction Expenses. No Transferred Company has incurred or is obligated to pay any Transaction Costs.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CEPCB

CEPCB represents and warrants to Seller as follows:

Section 5.1 Organization and Authority of CEPCB.

CEPCB is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2 Authority Relative to this Agreement.

CEPCB’s execution, delivery and performance of this Agreement, and of all of the other documents and instruments required hereby, are within its limited liability company power. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of CEPCB and no other limited liability company proceedings on the part of CEPCB are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by CEPCB and (assuming the due authorization, execution and delivery hereof or thereof by Seller) constitute or will constitute the valid and binding agreements of CEPCB, and are enforceable against it, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 5.3 Consents and Approvals; No Violations.

Except for (a) any applicable requirements of the HSR Act and any applicable filings under state takeover Laws and (b) those required filings, registrations, consents and approvals listed on Schedule 5.3, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement by CEPCB or for the consummation by CEPCB of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by CEPCB will (a) conflict with or result in any breach of any provision of the Certificate of Formation or Limited Liability Company Agreement of CEPCB; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under or result in the loss of a benefit under, or result in the creation of a Lien on any property or asset of CEPCB under, any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which CEPCB is a party or by which it or any of its properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CEPCB or any of its properties or assets; except, in the case of subsection (c) above, for violations, breaches or defaults that are not reasonably likely to have a Material Adverse Effect on CEPCB, or that will not prevent or delay the consummation of the transactions contemplated hereby.

Section 5.4 Litigation.

There is no action, suit, proceeding or investigation pending or, to the Knowledge of CEPCB, threatened against or relating to any of the CEPCB Companies at law or in equity, or before any Governmental Authority, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5 Fees and Expenses of Brokers and Others.

CEPCB is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement nor have any of them retained any broker or other similar intermediary to act directly or indirectly on their behalf in connection with the transactions contemplated by this Agreement.

Section 5.6 Obligation to Fund.

CEPCB’s ability to consummate the transactions contemplated hereby is not contingent on its ability to complete any public or private placement of securities prior to or on the Closing Date. CEPCB will have at the Closing Date on hand cash in an amount sufficient to pay in U.S. dollars the Purchase Price.

Section 5.7 Solvency.

Assuming each of the representations and warranties of Seller contained herein are true and correct, to the Knowledge of CEPCB, CEPCB and each of its Subsidiaries will be solvent immediately following the Closing Date for all purposes under federal bankruptcy and applicable fraudulent transfer and fraudulent conveyance Laws.

Section 5.8 No Reliance.

CEPCB acknowledges that it has not relied on any oral or written statements, representations, warranties or assurances from the Transferred Companies or their officers, directors, employees, agents or consultants, except for the representations and warranties set forth in Article III and Article IV hereof. Without intending to limit the foregoing, CEPCB expressly acknowledges and agrees that Seller is not making any representations or warranties regarding any information contained in the Merrill Data Site under the file room referred to as “Osage”.

Section 5.9 Acknowledgement of Disclaimers.

CEPCB ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS SET FORTH IN SECTION 4.18 AND SECTION 4.22 HEREOF AND THAT SUCH DISCLAIMERS ARE “CONSPICUOUS.”

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Businesses of the Transferred Companies Prior to Closing.

(a) Except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will cause each of the Transferred Companies to conduct their respective operations in the Ordinary Course of Business and to use their respective commercially reasonable efforts (i) to preserve intact, as appropriate in the Ordinary Course of Business, their respective business organizations, to keep available the services of their officers, employees and agents, to maintain in effect any Permits, licenses, franchises, authorizations or similar rights material to the businesses of the Transferred Companies and to preserve the goodwill of those having relationships with any of the Transferred Companies; and (ii) to cooperate with CEPCB in jointly communicating with the employees, customers, vendors and other contracting parties of the Transferred Companies regarding the transactions contemplated hereby and continuing operations after consummation of the Closing. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, including, without limitation, the Pre-Closing Transactions, or as set forth on Schedule 6.1, between the date hereof and the Closing Date, Seller will not cause or permit any of the Transferred Companies to, without the prior written consent of CEPCB:

(i) amend their respective articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents;

(ii) authorize for issuance or issue, sell, pledge, transfer, dispose of or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or series, any membership interests or any other securities;

(iii) split, combine or reclassify any shares of their respective capital stock or membership interests or redeem or otherwise acquire any of the Company’s securities or any securities or membership interests of its respective Subsidiaries;

(iv) (A) incur or assume any obligations or additional indebtedness for borrowed money; (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person, other than a direct or indirect wholly-owned Subsidiary of the Company or the endorsement of checks in the Ordinary Course of Business consistent with past practice; (C) other than advances to employees in the Ordinary Course of Business, make any material loans, advances or capital contributions to, or investments in, any other Person or (D) enter into any Contract that would be a Material Contract if entered into, or alter, amend, modify or exercise any option under any existing Material Contract, other than in connection with the transactions contemplated by this Agreement;

(v) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except for annual salary increases in the Ordinary Course of Business that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

(vi) change any of the accounting principles or practices used by the Transferred Companies, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Seller to CEPCB;

(vii) acquire, sell, pledge, transfer, assign, license, lease or dispose of any material assets;

(viii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Financial Statements, or incurred in the Ordinary Course of Business consistent with past practice since the date thereof;

(ix) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII hereof not being satisfied as of the Closing Date;

(x) liquidate, dissolve, recapitalize or otherwise wind up its business;

(xi) make any capital expenditure in excess of $250,000, other than reasonable capital expenditures in connection with an emergency or a force majeure event affecting a Transferred Company and other than capital expenditures associated with work anticipated to be undertaken during the remainder of fiscal year 2007 and the first three months of fiscal year 2008 in the Ordinary Course of Business, as reflected in the Company’s approved 2007 budget (described in Section 4.4(b));

(xii) merge, consolidate with, or purchase substantially all of the assets or business of, or equity interest in, or make any investment in any Person, other than extensions of credit to customers in the Ordinary Course of Business;

(xiii) amend, modify, or change in any material respect any Material Contract;

(xiv) declare, set aside or pay any dividends, or make any distributions, in respect to the equity securities of the Transferred Companies; or

(xv) agree in writing or otherwise to take any of the foregoing actions.

(b) Except as otherwise expressly provided in this Agreement, prior to the Closing Date, CEPCB will not, without the prior written consent of Seller, take or agree to take, any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII hereof not being satisfied as of the Closing Date.

(c) Seller will promptly advise CEPCB in writing of the occurrence of any event, change, fact, circumstance or condition known to the officers of Seller identified on Schedule A(2) that is, or is reasonably likely to result in, a Material Adverse Effect.

Section 6.2 Access to Information; Confidentiality.

(a) Between the date of this Agreement and the Closing Date, Seller will (i) give CEPCB and its authorized representatives reasonable access during normal business hours, subject to coordination with the Company, to all facilities and to the officers, employees, properties, Material Contracts, customers, vendors, and books and records of the Transferred Companies, (ii) permit CEPCB to make such inspections as it may reasonably request, and (iii) cause its officers and those of the Transferred Companies to furnish such financial and operating data and other information with respect to its businesses and properties as from time to time reasonably may be requested; provided, however, that the Transferred Companies may withhold access to any information that the Transferred Companies are prohibited from disclosing by bona fide, third party confidentiality restrictions; provided that the Transferred Companies shall use their reasonable efforts to obtain a waiver of any such restrictions in favor of CEPCB.

(b) Subject to the last two sentences of Section 6.11, from the date hereof until the Closing Date (or three years after the date hereof in the event the Closing does not occur for any reason) each party hereto shall keep strictly confidential any and all information furnished to it or to its Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transactions contemplated hereby, and each such party shall instruct its respective officers, employees and other representatives having access to such information of such obligation of confidentiality. Notwithstanding the foregoing, with respect to any and all information furnished to CEPCB or any of its Affiliates, agents or representatives with regard to the businesses of AMVEST Corporation, other than the businesses of the Transferred Companies, CEPCB agrees, on behalf of itself and all of its Affiliates, to keep such information strictly confidential from the date hereof until three years after the date hereof. The obligations of confidentiality set forth in this Section 6.2 shall not apply to (i) disclosures to each party’s counsel or independent auditors or other advisors or lenders, (ii) information requested to be disclosed by any Governmental Authority or required to be disclosed by Law or administrative proceeding, or required to be disclosed under any state or federal securities laws or in filings made by the parties in connection with the foregoing, (iii) information for which a party has received a subpoena or similar demand (provided that such party shall to the extent permitted by applicable Law first, as promptly as practicable upon receipt of such demand, furnish a copy to the other party), (iv) information generally available to the public or in the possession of the receiving party before its disclosure under this Agreement, (v) information that is given to the receiving party by another person other than in breach of obligations of confidentiality owed by such person to the disclosing party under this Agreement, or (vi) disclosures by a party in connection with a proceeding to enforce its rights against the other party for a breach arising under this Agreement.

Section 6.3 Reasonable Efforts; Cooperation.

(a) Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law, CEPCB and Seller each agree to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. CEPCB and Seller will execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Following the Closing, Seller agrees to promptly (and in no event longer than five (5) Business Days) forward to CEPCB any and all payments received by Seller with respect to accounts receivable reflected on the Final Closing Balance Sheet or arising out of the operation of the business of the Transferred Companies or CEPCB on or after the Closing Date.

(c) From the date hereof until the date of any Change in Control Event, Seller shall, and shall use commercially reasonable efforts to cause its accountants, counsel, agents and other third parties to, cooperate with CEPCB and its representatives in connection with the preparation by CEPCB of financial statements and other financial data relating to the Transferred Companies that are required to be included in any filing by CEPCB, its parent company or its affiliates with the Securities and Exchange Commission. CEPCB shall pay the costs and expenses of the independent public accounting firm engaged to audit such financial statements. On and after the date of a Change in Control Event, Seller shall have no further obligation under this Section 6.3(c).

(d) If requested after Closing, Seller shall provide CEPCB reasonable access during normal business hours, at CEPCB’s expense, to the Records. As used in this Section 6.3(d), the term “Records” means all ledgers, books, records, data, files, and accounting and financial records, in each case to the extent related primarily to the assets and properties of the Transferred Companies, or used or held for use primarily in connection with the maintenance or operation thereof.

Section 6.4 Consents.

CEPCB and Seller each shall use its commercially reasonable efforts to obtain such consents, approvals and authorizations of all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

Section 6.5 Public Announcements.

All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Transferred Companies and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by the parties hereto; provided, however, that (i) any party hereto shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other parties hereto of its intention to make such public announcement, and (ii) it is acknowledged that CEPCB’s Parent, Constellation Energy Partners LLC, intends to make certain filings and disclosures under applicable securities laws relating to the Merger promptly following the execution and delivery of this Agreement and in any event no later than three (3) Business Days following the date hereof. Any such press release or statement required by applicable Law shall only be made after reasonable notice to the other parties.

Section 6.6 Employee Benefit Matters.

(a) CEPCB shall assume and retain any and all liabilities and obligations under COBRA associated with Company Employees, former employees and their qualified beneficiaries (as defined in Section 4980B of the Code) regardless of the dates of the qualifying events (as defined in Section 4980B(f) of the Code). CEPCB also acknowledges and agrees that it will make, or will cause the Transferred Companies to make, all payments to Company Employees, when and if due under the Osage Plan and any separation benefits agreements listed on Schedule 6.6(a). Seller shall pay CEPCB, through the Net Working Capital adjustment, for any benefit paid by CEPCB under an Employee Benefit Plan that provides medical, hospitalization, dental, vision, prescription drug or similar benefits to the extent that the expense related to that benefit was incurred on or before the Closing but reported to such Employee Benefit Plan after Closing. Such amounts, if any, shall be reflected as a Current Liability on the Final Closing Balance Sheet. From the Closing Date until a date no earlier than twelve months after the Closing Date, CEPCB agrees that it shall provide, or cause the Transferred Companies to provide, total compensation and benefits to Company Employees that are substantially equal in the aggregate to the total compensation and benefits provided to them by or on behalf of the Transferred Companies immediately prior to the Closing (which shall include eligibility to participate in the CEPCB welfare plans that provide medical, dental, health, life, disability and similar benefits as of the Closing Date and the CEPCB 401(k) Plan, as defined in paragraph (d) below, as soon as practicable after the Closing), and, after such period, CEPCB agrees that it shall provide, or cause the Transferred Companies to provide, total compensation and benefits to Company Employees that are equivalent to similarly situated employees of CEPCB. For all purposes under the employee benefit plans of CEPCB (the “CEPCB Plans”), each Company Employee shall receive credit for service with the Transferred Companies and any predecessor company to the extent that such Company Employee was entitled to credit under the Employee Benefit Plans and to the extent that Seller provides CEPCB with the necessary information to determine such credit. The CEPCB Plans shall recognize for purposes of eligibility to participate, early retirement and eligibility for vesting, service by each Company Employee with any Transferred Company or its Affiliate. With respect to each Company Employee and their dependents and beneficiaries, the CEPCB Plans shall not include a waiting or eligibility period or a pre-existing condition restriction or limitation and to the extent that Company Employees and their dependents and beneficiaries have satisfied any internal limits, deductibles or co-payment requirements under the Employee Benefit Plans, such amounts shall be credited toward the satisfaction of any such requirements under the CEPCB Plans. CEPCB further agrees not to amend any Employee Benefit Plan or CEPCB Plan during the twelve month period following the Closing if the effect of such amendment would be to reduce any benefit that would have been provided to a Company Employee under such plan without such amendment.

(b) CEPCB shall be responsible for workers’ compensation benefits including, but not limited to, payments for indemnity, medical expenses and settlements, that are payable on or after the Closing Date, regardless of whether the injury, accident or illness occurred before the Closing Date and shall pay such benefits.

(c) CEPCB agrees that it will credit Company Employees with vacation time, sick leave, and universal leave that is earned under the terms of the Transferred Companies vacation, sick leave, and universal leave policies in effect prior to the Closing Date but is unused as of the Closing Date to the extent accrued on the Transferred Companies’ books, and CEPCB will recognize (or cause the Transferred Companies to recognize) service with the Transferred Companies for purposes of earning vacation time, sick leave, and universal leave from and after the Closing Date.

(d) CEPCB agrees that it will establish or designate an employee pension benefit plan (as defined in Section 3(2) of ERISA) that satisfies the requirements of Section 401(k) of the Code (the “CEPCB 401(k) Plan”). CEPCB further agrees to cause the CEPCB 401(k) Plan to accept a Company Employee’s “rollover” of his or her interest in any Employee Benefit Plan that satisfies the requirements of Section 401(k) of the Code to the extent such rollover (or portion thereof) is in cash, and it will use its best efforts to cause the CEPCB 401(k) Plan to accept such a rollover (or portion thereof) to the extent such rollover is in cash and a promissory note representing a Company Employee’s outstanding participant loan; provided that such rollover is an “eligible rollover distribution” (as defined in Section 402 of the Code).

(e) The Company will take such actions as are necessary and requested of it by CEPCB to terminate the Transferred Companies’ participation in the AMVEST Corporation Profit Sharing and 401(k) Plan, AMVEST Corporation Retiree Medical Savings Plan, and AMVEST Minerals Company 401(k) Retirement Plan (collectively the “401(k) Plans”), with such termination to be effective on or prior to the Closing Date. CEPCB shall have no obligation to contribute to the 401(k) Plans after the date of Closing. AMVEST will continue to sponsor and maintain the 401(k) Plans and no assets of the 401(k) Plans shall be spun-off to CEPCB’s 401(k) plan. Affected Company Employees shall have a “severance from employment” (within the meaning of Section 401(k) of the Code and its applicable regulations) entitling them to a distribution of their accounts from the 401(k) Plans as of the Closing Date.

(f) Seller shall update Schedule 4.9(n) as of the Closing Date to reflect, as of the Closing Date (i) Company Employees and former employees and their qualified beneficiaries (as defined in Section 4980B of the Code) who are receiving COBRA benefits, (ii) Company Employees and former employees who had a qualifying event described in Section 4980B(f)(3)(B) of the Code after the date hereof and before the Closing Date and (iii) Company Employees and former employees and their qualified beneficiaries (as defined in Section 4980B of the Code) who the Seller or the Transferred Companies know, or have reason to know, after due inquiry, have had a qualifying event described in Section 4980B(f)(3) of the Code (other then Section 4980B(f)(3)(B)) after the date hereof and before the Closing Date.

Section 6.7 Access to Books and Records.

At Seller’s expense, Seller and its authorized officers, employees, agents and representatives shall have reasonable access after the Closing Date to the properties, books, records, contracts, information and documents of the Transferred Companies for any reasonable and necessary business purpose, including, but not limited to, matters relating to Taxes; provided, however, such access by Seller (a) shall be conducted during the normal business hours of the Transferred Companies, (b) shall not unreasonably interfere with the operations and activities of the Transferred Companies, and (c) shall be provided upon at least seven but not more than twenty days written notice. CEPCB shall, and shall cause each Transferred Company to, cooperate, in all reasonable respects with Seller’s review of such information, including, without limitation, retaining all such information until Seller has notified CEPCB in writing that all tax years (including any portion of a tax year) prior to and including the Closing Date have been closed or for seven years, whichever is longer. The parties agree that, notwithstanding any other provision of this Agreement, Seller shall retain all Income Tax Returns relating to any or all of the Transferred Companies for taxable periods ending on or before the Closing Date and all original work papers generated or used in connection with preparing such Income Tax Returns.

Section 6.8 Tax Matters.

(a) Federal Income Taxes in General.

(i) The Tax items of the Transferred Companies for periods ending on or before the Closing Date shall be included in the consolidated federal Income Tax Return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is a member (the “Seller Group”). Except as otherwise provided in this Section 6.8, Seller shall be responsible for any federal Income Taxes of the Transferred Companies, to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds (including interest), for taxable periods ending on or before or, with respect to the consolidated federal Income Tax Return of Seller Group, including the Closing Date. If CEPCB, any of its Affiliates or any of the Transferred Companies receive any such refund, CEPCB shall promptly pay (or cause such Transferred Company to pay) the entire amount of the refund (including interest) to Seller.

(ii) CEPCB and the Transferred Companies shall be responsible for all federal Income Taxes of the Transferred Companies for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all federal Income Taxes resulting from any action taken without Seller’s written consent by CEPCB, any of its Affiliates or the Transferred Companies after the Closing (including, without limitation, actions taken outside the Ordinary Course of Business and occurring on the Closing Date). CEPCB and the Transferred Companies shall be entitled to all refunds of such Taxes (including interest).

(b) State Income Taxes in General.

(i) For purposes of this Agreement, the term “State Income Tax” means any Income Tax imposed by a state or political subdivision of a state in the United States or by the District of Columbia. Seller shall be responsible for preparing and filing the State Income Tax Returns of the Transferred Companies for taxable periods ending on or before the Closing Date. Except as otherwise provided in this Section 6.8, Seller shall be responsible for any State Income Taxes of the Transferred Companies, to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds (including interest) for such taxable periods. If CEPCB, any of its Affiliates or any of the Transferred Companies receives any such refund, CEPCB shall promptly pay (or cause the Transferred Companies to pay) the entire amount of such refund (including interest) to Seller.

(ii) CEPCB and the Transferred Companies shall be responsible for all State Income Taxes of the Transferred Companies for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all State Income Taxes resulting from any action taken without Seller’s written consent by CEPCB, any of its Affiliates or the Transferred Companies after the Closing (including, without limitation, actions taken outside the Ordinary Course of Business and occurring on the Closing Date). CEPCB and the Transferred Companies shall be entitled to all refunds of such Taxes (including interest).

(c) Tax Treatment of the Merger.

(i) The parties acknowledge and agree that, for Income Tax purposes, the Merger is to be treated as (i) a sale of the assets of the Transferred Companies by the Company to Constellation Energy Partners LLC, the sole owner of CEPCB (which is a disregarded entity for Income Tax purposes), and a purchase of the Transferred Companies’ assets from the Company by Constellation Energy Partners LLC, for the Purchase Price (as adjusted pursuant to Sections 2.6 and 2.7 and Article X hereof) and the assumption of liabilities of the Transferred Companies, followed by (ii) the complete liquidation of the Company into Seller pursuant to Sections 332 and 337 of the Code. The parties agree not to take, and not to permit any Affiliate to take, any position inconsistent with such intended Income Tax consequences.

(ii) CEPCB and Seller shall cooperate to determine, in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code, the deemed sale prices of the Transferred Companies’ assets. No later than Closing, CEPCB and Seller shall agree on a preliminary determination of the deemed sale prices, which shall be based on the Purchase Price and the Transferred Companies’ liabilities (as of the end of the last month ending at least 30 days before the Closing Date) that the parties expect will be included in the amount realized for federal Income Tax purposes on the deemed sale of assets. CEPCB shall propose (subject to Seller’s review and comment) the preliminary determination to Seller no later than five (5) Business Days before the Closing Date, and once agreed upon, the preliminary determination shall be attached to this Agreement as Schedule 6.8(c). Thereafter, CEPCB shall propose a final determination of the deemed sale prices and shall notify Seller in writing of the prices so determined (“CEPCB’s Deemed Sale Price Notice”) within 10 days after the final determination of the Final Net Working Capital Amount pursuant to Section 2.6. Seller shall be deemed to have accepted such proposed final determination unless, within 30 days after the date of Seller’s receipt of CEPCB’s Deemed Sale Price Notice, Seller notifies CEPCB in writing of (A) each proposed deemed sale price with which Seller disagrees and (B) for each such price, the amount that Seller proposes as the deemed sale price. If Seller provides such notice to CEPCB, the parties shall proceed in good faith to determine mutually the deemed sale prices in dispute. If CEPCB and Seller are unable to agree upon the deemed sale prices of the assets within 30 days after CEPCB’s receipt of such notice from Seller, then any deemed sale prices still in dispute shall be referred to the accounting firm selected pursuant to Section 2.6(d). Seller and CEPCB shall equally share all fees and any other charges of the accounting firm. The accounting firm shall be instructed to deliver to Seller and CEPCB a written determination of the deemed sale prices in dispute within 20 days after the parties’ submission of the disputed items to the accounting firm. Such determination shall be conclusive and binding on the parties. Notwithstanding the foregoing, the parties shall mutually adjust the deemed sale prices as determined hereunder (whether or not any matter has been referred to the accounting firm) to the extent necessary to reflect any subsequent adjustment to the Purchase Price. Neither CEPCB nor Seller shall take, nor shall either permit any of their Affiliates (including, without limitation, the Transferred Companies) to take, any position for Income Tax purposes that is inconsistent with the deemed sale prices as finally determined hereunder; provided, however, that (Y) the deemed purchase prices of the assets may differ from the deemed sale prices in order to reflect CEPCB’s transaction costs not included in the total deemed sale prices, and (Z) the amount realized on the deemed sale of assets may differ from the deemed sale prices in order to reflect transaction costs that reduce the amount realized for federal Income Tax purposes.

(d) Cooperation.

(i) CEPCB agrees to cooperate and to cause the Transferred Companies to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (i) the filing, amendment, preparation and execution of all federal Income Tax Returns and State Income Tax Returns with respect to any taxable period of any of the Transferred Companies ending on or before the Closing Date, (ii) contests concerning the federal Income Tax or State Income Tax due for any such period and (iii) audits and other proceedings relating to Income Taxes with respect to any such period. Within a reasonable time (but not more than ten (10) days) after CEPCB, any of its Affiliates or any of the Transferred Companies receives official notice of any such contest, audit or other proceeding, CEPCB shall notify Seller in writing of such contest, audit or other proceeding. In any case where any of the Transferred Companies is responsible under applicable Law for the defense of such contest, audit or other proceeding, Seller shall have the right to conduct the defense at its expense, whether such contest, audit or other proceeding commenced before or commences after the Closing. Notwithstanding Seller’s obligations under the preceding provisions of this Section 6.8, Seller shall have no obligation to pay or to indemnify or hold CEPCB or any of the Transferred Companies harmless from any Tax imposed or assessed as a result of (i) the failure of CEPCB to notify Seller as required by this paragraph, if such failure adversely affects Seller’s ability to respond adequately in a timely manner to the notice of contest, audit or other proceeding, or (ii) any action taken by CEPCB, any of its Affiliates or any of the Transferred Companies with respect to any contest, audit or other proceeding without Seller’s written consent.

(ii) The amount of any Income Tax reimbursement otherwise payable by Seller under this Agreement shall be reduced by the amount of any federal Income Tax or State Income Tax benefit to CEPCB, any of its Affiliates or the Transferred Companies resulting from any adjustment to or change in any Tax item relating to the Transferred Companies for any taxable period ending before or including the Closing Date.

(iii) Seller agrees to make available to CEPCB and the Transferred Companies records in the custody of Seller or of any member of Seller Group, to furnish other information and otherwise to cooperate to the extent reasonably required for the filing or audit of or other proceeding with respect to federal Income Tax Returns and State Income Tax Returns relating to the Transferred Companies for any taxable period ending after the Closing Date. However, no loss, credit or other item of the Transferred Companies may be carried back without Seller’s written consent, which Seller may withhold in its absolute discretion, to a taxable period for which (i) any of the Transferred Companies and (ii) Seller or any entity affiliated with Seller filed a consolidated, unitary, combined or similar Tax Return.

(iv) Seller agrees to cooperate with CEPCB, and CEPCB agrees to cooperate (and cause the Transferred Companies to cooperate) with Seller, to the extent necessary in connection with the filing of any Tax Return relating to CEPCB’s acquisition of the Transferred Companies.

(e) Termination of Tax-Sharing Agreement. After the Closing, this Section 6.8 shall supersede any and all Tax-sharing or similar agreements to which (i) any of the Transferred Companies, on the one hand, and (ii) Seller or any affiliated entity, on the other hand, are parties. Neither the Transferred Companies nor Seller or any such affiliated entity shall have any obligation or right with respect to each other under any such prior agreement after the Closing.

(f) Other Tax Returns and Taxes.

(i) CEPCB and the Transferred Companies (and not Seller) shall be responsible for preparing and filing all Tax Returns of the Transferred Companies other than those Tax Returns to which Sections 6.8(a) through 6.8(c) apply (“Other Tax Returns”). Except as otherwise required by Law or expressly agreed in writing by Seller and CEPCB, (i) each Other Tax Return filed after the Closing Date for any period ending on or before or including the Closing Date shall be based on the same accounting methods and Tax elections as used for the same type of Other Tax Return filed most recently before the Closing Date, and (ii) no amended Other Tax Return may be filed for a period ending on or before or including the Closing Date.

(ii) For purposes of preparing the Final Closing Balance Sheet pursuant to Section 2.6, in the case of any taxable period that includes (but does not end on) the day before the Closing Date (a “Straddle Period”), Taxes other than Income Taxes will be allocated between the portion of the Straddle Period ending on the day before the Closing Date (“Pre-Closing Portion”) and the portion of the Straddle Period beginning on the Closing Date as provided in this Section 6.8(f)(ii). The amount of such Taxes allocable to the Pre-Closing Portion will be determined on the basis of a deemed closing of the books of the Transferred Companies as of the close of business on the day before the Closing Date; provided, that in the case of ad valorem Taxes and any other Tax that is a fixed amount for the entire taxable period, the amount of each such Tax allocable to the Pre-Closing Portion will be equal to the product of each such Tax multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the commencement of such period through and including the day before the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. The amount of Taxes (other than Income Taxes) for a Straddle Period not allocable to the Pre-Closing Portion shall be allocable to the portion of the Straddle Period beginning on the Closing Date.

(g) Relationship of Section 6.8 to Article X. All conditions or limitations set forth in Article X with respect to monetary amount of claims or liability shall apply to any claim or liability to which this Section 6.8 applies or to any breach of any obligation under this Section 6.8. Seller shall have no liability under this Agreement for any Taxes of any of the Transferred Companies except (i) as otherwise expressly provided in this Section 6.8, subject to the limitations set forth in Article X and (ii) without duplication, as provided in Article X for inaccuracy or breach of a representation or warranty made by Seller in Section 4.12.

(h) Clearance Certificate. At CEPCB’s request made not less than three Business Days prior to Closing, Seller will cause Company to execute with CEPCB a written authorization to the Taxpayer Assistance Division of the Oklahoma Tax Commission requesting a Clearance Certificate. For these purposes, a “Clearance Certificate” shall mean a certificate or if a certificate is not issuable, other document which indicates that, according to the Oklahoma Tax Commission’s records, none of the Transferred Companies has outstanding any liability for Taxes administered by the Oklahoma Tax Commission under relevant Oklahoma Tax laws.

(i) Survival. Section 10.1 shall apply to the survival of the covenants and obligations set forth in this Section 6.8.

Section 6.9 Notification of Certain Matters.

Between the date of this Agreement and the Closing Date, Seller will promptly notify CEPCB in writing if any of the officers identified on Schedule A(2) becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties, or if any such officer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty. Should any such fact or condition require any change in the Schedules to this Agreement in order for such representation and warranty to be true when made or as of the Closing Date, Seller will promptly deliver to CEPCB a new or revised Schedule specifying such change. Seller will give prompt written notice to CEPCB of any failure of Seller to comply with or satisfy in any material respect any covenant to be complied with or satisfied by such Person hereunder. No such notification or change in the Schedules shall affect the representations or warranties of Seller, or the conditions to CEPCB’s obligations hereunder.

Section 6.10 WARN Act.

During the one (1) year period immediately prior to the Closing Date, Seller has not effectuated (i) a “plant closing” (as defined in the Federal Worker Adjustment, Retraining and Notification Act of 1988, the “WARN Act”, as amended) affecting any site of employment of any of the facilities of the Transferred Companies covered by this transaction (the “Employment Sites”); or (ii) a “mass layoff” (as defined by the WARN Act) affecting any of the Employment Sites; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law at any of the Employment Sites. Seller shall be solely responsible for and subject to any and all liabilities in connection with the performance and discharge of all obligations or requirements under the WARN Act and under applicable state and local laws and regulations that may arise prior to the Closing Date.

CEPCB shall not engage within ninety (90) days following the Closing Date in a “plant closing” or “mass layoff” as such terms are defined in the WARN Act, if such employment loss would create any liability for the Seller immediately prior to the Closing Date, unless CEPCB delivers notice under the WARN Act in such a manner and at such a time that such Seller bears no liability with respect thereto.

CEPCB shall be responsible for all expenses and liabilities, including attorneys’ fees, if applicable, incurred under the WARN Act or any other Law requiring notice prior to termination of employment or the payment of severance pay, wages or benefits with respect to any employee who experiences a layoff, employment termination, reduction in hours or other employment related loss after the Closing.

Section 6.11 Confidentiality.

The Confidentiality Agreement, dated May 15, 2007, (the “Confidentiality Agreement”) by and between AMVEST Osage, Inc. and Constellation Energy Commodities Group, Inc. (on behalf of CEPCB) shall remain in full force and effect until the Closing Date (or if the Closing does not occur for any reason, the agreement shall continue for the time period specified therein). Notwithstanding the foregoing, in the event that Seller determines in good faith that there is a strong probability that it will enter into a definitive agreement regarding a Change of Control Event, it may provide a copy of this Agreement to the party expected to enter into such definitive agreement provided that such party has signed a confidentiality agreement substantially similar to the Confidentiality Agreement, provided, however, no such disclosure shall occur until the filings contemplated in Section 6.5(ii) have been made. In addition, notwithstanding the foregoing, CEPCB and its Affiliates may discuss the transactions contemplated by this Agreement with the Department of Interior Bureau of Indian Affairs Osage Agency and THE OSAGE NATION, provided, however, no such disclosure shall occur until the filings contemplated in Section 6.5(ii) have been made.

Section 6.12 Exclusivity.

Seller agrees that, from the date hereof through and including the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX hereof, Seller shall not, and Seller shall cause each other Transferred Company, and its and their respective Affiliates and representatives not to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed, surviving, merged, acquiring or acquired corporation, any material transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock of or other equity interest in any of the Transferred Companies (other than the transactions contemplated by this Agreement) (a “Competing Transaction”), (b) facilitate, encourage, solicit, initiate or participate in discussions, negotiations or submissions of proposals or offers in respect of a proposed Competing Transaction, (c) furnish or cause to be furnished, to any Person (other than CEPCB and its Affiliates and representatives), any information concerning the business, operations, properties or assets of any of the Transferred Companies in connection with a proposed Competing Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than CEPCB and its Affiliates and representatives) to do or seek any of the foregoing, except in each of the foregoing cases with respect to the transactions contemplated herein. Notwithstanding the foregoing, nothing in this Section 6.12 or any other provision of this Agreement shall preclude AMVEST Corporation or any of its Affiliates from pursuing the sale of any or all of its assets, or any or all of the shares of capital stock or membership interests, as applicable, of its subsidiaries or itself, other than the assets, capital stock or membership interests of the Transferred Companies.

Section 6.13 Use of Name. Within sixty (60) days following the Closing, CEPCB shall cause all signage, letterhead and materials used by CEPCB to be replaced or removed, and shall not thereafter use the name “AMVEST” for any purpose.

Section 6.14 Notice of Litigation. Until the Closing, (i) CEPCB, upon learning of the same, shall promptly notify Seller of any proceeding which is commenced or threatened against CEPCB or any of its Affiliates and which affects this Agreement or the transactions contemplated hereby, and (ii) Seller and each Transferred Company, upon learning of the same, shall promptly notify CEPCB of any proceeding which is commenced or threatened against Seller or such Transferred Company and which affects this Agreement or the transactions contemplated hereby and any proceeding which is commenced or threatened against Seller or any Transferred Company and which would have been listed on Schedule 3.5 or Schedule 4.6 if such proceeding had arisen prior to the date hereof.

Section 6.15 Release of Bonds. Within 30 days following the Closing Date, CEPCB shall cause to be secured those replacement bonds, replacement sureties, guarantees or other financial security, if applicable, that are sufficient to cause the complete release of Seller and its Affiliates from those bonds, sureties, guarantees and other financial security set forth on Schedule 6.15 attached hereto.

ARTICLE VII

[INTENTIONALLY OMITTED]

ARTICLE VIII

CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING

Section 8.1 Conditions Precedent to Each Party’s Obligation to Effect the Closing.

The respective obligation of each party to consummate the Closing is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

(a) no order, decree, Law or injunction shall have been enacted, entered, issued, promulgated or enforced by any court of competent jurisdiction or any other Governmental Authority that prohibits or delays the consummation of the transaction contemplated hereby; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed;

(b) there shall have been obtained all permits, consents and approvals of all Governmental Authorities referred to in Section 3.3 and Section 5.3 and the other transactions contemplated hereby will be in compliance with applicable Law, and no such permit, consent or approval shall contain any condition that, in the judgment of CEPCB or the Company reasonably exercised, is reasonably likely to have a Material Adverse Effect or materially and adversely affect the transactions contemplated by this Agreement;

(c) all applicable waiting periods under the HSR Act shall have expired or been terminated, and neither the Federal Trade Commission nor the Department of Justice shall have instituted, or threatened to institute, either before or after the expiration of such waiting period, a proceeding concerning this Agreement or the consummation of the transactions contemplated hereby;

(d) there shall not be pending or threatened any material action or proceeding seeking to enjoin or restrain consummation of the transactions contemplated by this Agreement, or seeking damages in connection with such transactions;

(e) All of the Pre-Closing Transactions shall have been consummated; and

(f) CEPCB, AMVEST Corporation and Smith, Vicars & Company, L.L.C. shall have entered into a transition services agreement (the “Transition Services Agreement”) on terms mutually agreed upon by all parties with such services to include: assistance with accounting, bookkeeping, tax and payroll services as required; assistance with the preparation of management reports, data requests and assistance with required regulatory reports or filings as needed; access to computer systems and related hardware; assistance with data conversion and transfer efforts; IT technical support; support for system conversion; office space; cooperation clause for assistance in the delivery of financials; provide audit assistance; and support for physical transfer of books, records and files from Company’s Virginia office.

Section 8.2 Conditions Precedent to Obligations of Seller.

The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

(a) the representations and warranties of CEPCB contained in Article V hereof shall be true and correct in all material respects (other than any representation or warranty qualified by materiality, which must be accurate and complete in all respects) when made and, except to the extent such representations and warranties by their terms relate only to a specified earlier date or time period, at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time, except as otherwise contemplated or permitted by this Agreement;

(b) CEPCB shall have performed in all material respects all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Closing Date;

(c) all corporate proceedings taken by CEPCB and its member in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to Seller and Seller’s counsel, and Seller and Seller’s counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request;

(d) Seller shall have received a certificate from an officer of CEPCB, in form satisfactory to counsel for Seller, certifying fulfillment of the matters referred to in paragraphs (a) and (b) of this Section 8.2;

(e) the Escrow Agreement shall have been executed and delivered by CEPCB and the Escrow Agent and shall be in full force and effect;

(f) Seller shall have received from CEPCB a good standing certificate, as of a current date, for CEPCB from its state of organization;

(g) Seller shall have received the opinion of Andrews Kurth LLP, counsel for CEPCB, dated the Closing Date, in form and substance satisfactory to Seller’s counsel; and

(h) Seller shall have received such other documents or instruments as Seller or its counsel may reasonably request consistent with CEPCB’s obligations hereunder.

Section 8.3 Conditions Precedent to Obligations of CEPCB.

The obligation of CEPCB to consummate the Closing is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

(a) the representations and warranties of Seller contained in Article III and Article IV hereof shall be true and correct in all material respects (other than any representation or warranty qualified by materiality, which must be accurate and complete in all respects) when made and, except to the extent such representations and warranties by their terms relate only to a specified earlier date or time period, at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time, except as otherwise contemplated or permitted by this Agreement;

(b) Seller shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Closing Date;

(c) all corporate proceedings taken by Seller and the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to CEPCB and CEPCB’s counsel, and CEPCB and CEPCB’s counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request;

(d) CEPCB shall have received a certificate of an officer of Seller, in form satisfactory to counsel for CEPCB, certifying fulfillment of the matters referred to in paragraphs, (a) and (b) of this Section 8.3;

(e) CEPCB shall have received the opinion of Hunton & Williams LLP, counsel for Seller, dated the Closing Date, in form and substance satisfactory to CEPCB’s counsel;

(f) the directors and officers of the Transferred Companies set forth on Schedule 8.3 shall have delivered their resignations in writing to CEPCB; provided, however, that no such resignation shall be determined to be a resignation of employment pursuant to any severance plan or agreement of which any such director or officer is a participant, party or beneficiary;

(g) CEPCB shall have received from Seller good standing certificates, as of a current date, for each of the Transferred Companies from their respective states of incorporation;

(h) CEPCB shall have received the fully-executed copy of the Osage Approval and the BIA Approval described in Section 2.4(a)(ii) above; and

(i) the Escrow Agreement shall have been executed and delivered by Seller, CEPCB and the Escrow Agent and shall be in full force and effect; and

(j) CEPCB shall have received a certificate from the Chief Financial Officer of AMVEST Corporation to the effect that nothing has come to his attention to cause him to believe that the information set forth in the management letters provided to the auditors of AMVEST Corporation with respect to the financial statements of AMVEST Corporation for the fiscal years ended July 31, 2004, July 31, 2005 and July 31, 2006 is incorrect in any material respect.

(k) CEPCB shall have received such other documents or instruments as CEPCB or its counsel may reasonably request consistent with Seller’s obligations hereunder.

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

Section 9.1 Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Seller and CEPCB;

(b) by Seller or CEPCB, if the Closing Date shall not have occurred on or before July 26, 2007, unless extended by Seller and CEPCB in accordance with Section 9.4 (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party who has breached in any material respect any of its representations, warranties, covenants or agreements under this Agreement and such breach has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date);

(c) by Seller if there has been a material breach by CEPCB of any representation, warranty, covenant or agreement set forth in this Agreement or any certificate or other instrument delivered or furnished to Seller pursuant hereto, which breach has not been cured within ten (10) Business Days following receipt by CEPCB of notice of such breach (it being understood that disclosure after the date hereof is not deemed to cure any such breach);

(d) by CEPCB if there has been a material breach by Seller or the Company of any representation, warranty, covenant or agreement set forth in this Agreement or any certificate or other instrument delivered or furnished by Seller pursuant hereto, which breach has not been cured within ten (10) Business Days following receipt by Seller of notice of such breach (it being understood that disclosure after the date hereof is not deemed to cure any such breach); or

(e) by Seller or CEPCB, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable.

Section 9.2 Effect of Termination.

(a) Except as provided in the second sentence of this Section 9.2(a), upon any termination of this Agreement, the Earnest Money Deposit shall be released to CEPCB immediately upon (and in no event more than three days after) such termination. If this Agreement is terminated in accordance with Section 9.1(c) above, then the Earnest Money Deposit shall be released to Seller immediately upon (and in no event more than three days after) such termination in full satisfaction of all of Seller’s claims against CEPCB hereunder. Seller and CEPCB agree that Seller’s damages resulting from CEPCB’s default are difficult, if not impossible, to determine and the Earnest Money Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damage to be certain.

(b) If this Agreement is terminated and the Closing is not consummated, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of either party or its directors, officers or shareholders, other than the provisions of Section 6.2(b), Section 6.11, this Section 9.2 and Section 11.11 hereof. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve (i) CEPCB of any liability to direct payment of the Earnest Money Deposit as required under Section 9.2(a) or (ii) Seller of any liability for damages arising out of Seller’s breach of any representation, warranty, covenant or agreement in this Agreement or any certificate or other instrument delivered pursuant hereto; provided, however Seller’s liability for any of all such breaches shall not exceed $16,000,000.

Section 9.3 Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.

Section 9.4 Extension; Waiver.

At any time prior to the Closing Date, either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1 Limitation on, and Survival of Representations and Warranties.

(a) CEPCB (on the one hand) and Seller (on the other hand) acknowledge and agree that no representations or warranties have been made by Seller (on the one hand) or CEPCB (on the other hand) in connection with the transactions contemplated by this Agreement, except for those made by each such Person expressly set forth herein or in any certificate, agreement or other instrument executed in connection herewith or delivered pursuant hereto. Except to the extent provided in Section 10.2(a) hereof, CEPCB agrees (on the one hand), and, except as provided in Section 10.3(a) hereof, Seller agrees (on the other hand), not to assert any claim that any of the other parties hereto has made any false representation, warranty or statement in connection with the transactions contemplated by this Agreement or omitted to make any statement necessary in order to make the representations, warranties and statements so made by any such party not misleading and agree to waive any right or remedy available by Law in connection with the foregoing. CEPCB and Seller further acknowledge and agree that from or after the Closing all rights and remedies of the parties with respect to claims for damages arising out of the transactions contemplated by this Agreement shall be limited exclusively to the rights and remedies provided in this Article X and in the Escrow Agreement.

(b) Subject to paragraph (a) of this Section 10.1, any party’s remedy for a breach of any representation, warranty or covenant (other than a breach of a covenant set forth in Section 6.6, Section 6.2(b) and Section 6.11 (in the event that the Closing does not occur for any reason), Section 6.7 or Section 6.10 hereof) contained in this Agreement, or in any certificates, agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing until the Indemnification Escrow Termination Date and shall only be effective with respect to any such breach for which notice of such breach shall have been given in writing to the other party in breach or against whom indemnification is sought prior to such date. Notwithstanding the foregoing, any such claim for indemnification for which notice has been given prior to the Indemnification Escrow Termination Date may be prosecuted to conclusion (and such party seeking indemnification shall be entitled to be indemnified for all Losses related thereto, subject to the other limitations contained in this Article X) notwithstanding the subsequent expiration of such period. The “Indemnification Escrow Termination Date” for any claim by CEPCB relating to an alleged breach by Seller of a breach of the representations and warranties set out in Sections 3.1 (Organization), 3.2 (Authorization; Execution and Delivery; Enforceability), 3.4 (Ownership of the Company Common Stock), 4.1 (Organization and Authority of the Transferred Companies), 4.2 (Capitalization), 4.9 (Employee Benefit Plans), and 4.12 (Tax Matters), shall be the one-year anniversary date of the Closing Date (or, if such date is not a Business Day, the immediately following Business Day). The “Indemnification Escrow Termination Date” for any breach by any party of the covenants set forth in Sections 6.3(b) and 6.8 shall be the one-year anniversary date of the Closing Date (or, if such date is not a Business Day, the immediately following Business Day). For all other purposes, the “Indemnification Escrow Termination Date” shall be the 180th day following the Closing Date (or, if such date is not a Business Day, the immediately following Business Day).

(c) The CEPCB Indemnified Parties shall have no right to indemnification pursuant to Section 10.2(a) or Section 10.2(b) for any CEPCB Claim to the extent that any of the persons listed on Schedule A(3) had knowledge of such breach, inaccuracy or default prior to Closing.

(d) The Seller Indemnified Parties shall have no right to indemnification pursuant to Section 10.3(a) or Section 10.3(b) for any Seller Claim to the extent that any of the persons listed on Schedule A(2) had knowledge of such breach, inaccuracy or default prior to the Closing.

Section 10.2 Indemnification of CEPCB Indemnified Parties.

Upon Closing, subject to the limitations set forth in Section 10.1, Section 10.4, Section 10.7 and/or Section 10.8 hereof, as applicable, Seller agrees to indemnify and hold CEPCB and each of its Affiliates, partners, members, shareholders, directors, officers, employees, representatives, successors, permitted assigns and other agents (collectively, the “CEPCB Indemnified Parties”) harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) imposed upon or incurred by any CEPCB Indemnified Party (each, a “CEPCB Claim”) as a result of or in connection with any of the following:

(a) Any breach or inaccuracy of any representation or warranty made by Seller under this Agreement or in any certificate, agreement or other instrument executed in connection herewith or delivered pursuant hereto; and

(b) The breach of or default in the performance by Seller of any covenant, agreement or obligation to be performed by Seller prior to the Closing Date pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto.

Section 10.3 Indemnification by CEPCB.

Upon Closing, subject to the limitations set forth in Section 10.1, Section 10.4, Section 10.7 and/or Section 10.8 hereof, as applicable, CEPCB agrees to indemnify and hold Seller and each of its Affiliates, partners, members, shareholders, directors, officers, employees, representatives, successors, permitted assigns and other agents (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party (each, a “Seller Claim”), as a result of or in connection with any of the following:

(a) Any breach or inaccuracy of any representation or warranty made by CEPCB under this Agreement or in any certificate, agreement or other instrument executed in connection herewith or delivered pursuant hereto;

(b) The breach of or default in the performance by CEPCB of any covenant, agreement or obligation to be performed by CEPCB pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; or

(c) Any obligation or liability of the Transferred Companies set forth on the Final Closing Balance Sheet or arising from the operation of the business conducted by CEPCB and the Transferred Companies on or after the Closing Date.

Section 10.4 Limitation of Liability.

(a) The CEPCB Indemnified Parties shall not be entitled to any payments in respect of Losses incurred by any CEPCB Indemnified Party pursuant to Section 10.2(a), and the Seller Indemnified Parties shall not be entitled to any payments in respect of Losses incurred by any Seller Indemnified Party pursuant to Section 10.3(a), in either case unless and until the aggregate amount of such Losses exceeds an amount equal to 1.5% of the Purchase Price (the “Basket”), in which event the party seeking indemnity may recover the full amount of such Losses, other than the amount of the Basket, provided that recovery under any provision of this Article X by either the CEPCB Indemnified Parties or the Seller Indemnified Parties, as applicable, in respect of

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such Losses shall be limited, in the case of Losses incurred by the CEPCB Indemnified Parties, to the CEPCB Indemnification Escrow portion of the CEPCB Escrow Fund, and in the case of Losses incurred by the Seller Indemnified Parties, shall be limited to an amount equal to $16 million, but there shall be no limits in the case of Losses incurred by the Seller Indemnified Parties under Section 10.3(c) or as a result of a breach of any covenant set forth in Section 6.3(b), Section 6.6 or Section 6.10 hereof. Notwithstanding the foregoing, the Basket shall not apply to any liability arising from a breach of the representations and warranties set out in Sections 3.1 (Organization), 3.2 (Authorization; Execution and Delivery; Enforceability), 3.4 (Ownership of the Company Common Stock), 4.1 (Organization and Authority of the Transferred Companies), 4.2 (Capitalization), Section 4.12 (Tax Matters), Section 4.14 (Fees and Expenses of Brokers and Others), Section 4.16(h) (Title), Section 5.1 (Organization and Authority of CEPCB) and Section 5.2 (Authority Relative to this Agreement). Except with regard to the Seller’s obligations under Section 6.3(b), the CEPCB Indemnification Escrow portion of the CEPCB Escrow Fund shall be the sole and exclusive source of funds for satisfaction of any liability to the CEPCB Indemnified Parties hereunder in connection with this Agreement or the transactions contemplated hereby (including, without limitation, to satisfy any Losses incurred by the CEPCB Indemnified Parties and any Working Capital Shortfall that exceeds the Working Capital Escrow, in each case to the extent provided herein).

(b) At any time after the Closing, but immediately prior to the occurrence of a Change of Control Event, Seller may request, and CEPCB agrees to provide, a written statement signed by CEPCB and delivered to the parties participating in the Change of Control Event stating that Seller and all of its Affiliates have no obligations or liabilities under this Agreement other than CEPCB’s recourse to the CEPCB Escrow Fund and under Section 6.3(b) and under Section 11.10, as provided in this Agreement and the Escrow Agreement.

Section 10.5 Notice of Indemnity Claims.

If a party intends to assert a CEPCB Claim or a Seller Claim (a CEPCB Claim or a Seller Claim being hereafter referred to as an “Indemnity Claim” in this Section 10.5), the party intending to assert an Indemnity Claim shall provide the party from whom indemnification is sought with notice of such Indemnity Claim within 30 days after receiving notice of such Indemnity Claim; provided, however, that the failure to provide such notice shall not release the party from whom indemnification is sought from any of its obligations under this Article X, except to the extent that such party is materially harmed by such failure (and then only to the extent of such harm) or under any other provision of this Agreement. At the time the Indemnity Claim is made and thereafter, any party asserting the Indemnity Claim shall provide the party against which the Indemnity Claim is asserted with copies of any materials in its possession describing the facts or containing information providing the basis for the Indemnity Claim. In the event any Person receives a notice of claim for indemnity pursuant to this Article X that does not involve a claim by a third party, the party against which the Indemnity Claim is asserted hereunder shall notify the party asserting the Indemnity Claim, within 30 days following such party’s receipt of such notice, if the party against which the Indemnity Claim is asserted disputes its liability hereunder with respect to such Indemnity Claim. If the party against which the Indemnity Claim is asserted fails to so notify the party asserting such Indemnity Claim, such Indemnity Claim shall be conclusively deemed to be a liability of the party against which such Indemnity Claim is asserted hereunder, and such party shall pay the amount of such liability to the party asserting such Indemnity Claim on demand or, in the case of any Indemnity Claim for which all or any portion of the amount thereof is estimated, on such later date when such estimated portion of the Indemnity Claim becomes finally determined.

If the Indemnity Claim involves a claim by a third party (a “Third Party Indemnity Claim”), the party against which the Third Party Indemnity Claim is asserted may assume at its expense the defense of the claim by the third party, provided that such party against which the Third Party Indemnity Claim is asserted agrees in writing with respect to such Third Party Indemnity Claim that it is obligated hereunder to indemnify and hold any party asserting the Third Party Indemnity Claim harmless in accordance with the terms of this Article X; and provided, further, that the party asserting the Third Party Indemnity Claim shall be entitled to participate in the defense of such claim at its own expense. The failure of any party against which the Third Party Indemnity Claim is asserted to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement. Notwithstanding the foregoing, (a) the party against which the Indemnity Claim is asserted hereunder shall not be entitled to assume the defense or control of a Third Party Indemnity Claim and shall pay the fees and expenses of counsel retained by the party asserting the Indemnity Claim hereunder if (i) such Third Party Indemnity Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (ii) a primary objective of such Third Party Indemnity Claim is to seek injunctive or other equitable relief against the party asserting the Indemnity Claim hereunder, provided that, in any such case, the party against which the Indemnity Claim is asserted hereunder shall have the right to retain its own counsel (but the fees and expenses of such counsel shall be at the expense of such party) and participate in the defense of such Third Party Indemnity Claim, and the party against which the Indemnity Claim is asserted hereunder shall not be liable for any settlement of such Third Party Indemnity Claim without its written consent (which consent shall not be unreasonably withheld), and (b) in the event any Third Party Indemnity Claim is brought or asserted which, if adversely determined, would not entitle the party asserting the Indemnity Claim hereunder to full indemnity pursuant to this Article X by reason of any of the limitations set forth in this Article X, the party asserting such Indemnified Claim hereunder may elect to participate in a joint defense of such Third Party Indemnity Claim for which the expenses of such joint defense will be shared equally by such parties and the retention of counsel shall be reasonably satisfactory to both parties.

Section 10.6 Arbitration.

Except with respect to any claim seeking specific performance or other equitable relief regarding any Person’s obligations hereunder, if any dispute should arise between the parties hereto as to any matter covered by this Agreement, including any claim for indemnification pursuant to Section 10.2 or Section 10.3, or with respect to any dispute arising pursuant to the Escrow Agreement, then, in lieu of any suit or action in regard to any such matter, the controversy shall be submitted to arbitration in the following manner:

The party desiring to submit such controversy to arbitration shall give to the other party notice in writing, stating with specificity the matter upon which an award is desired and naming the arbitrator selected by such party. Within 10 days following the receipt of such notice, the other party shall give written notice to the party desiring such arbitration of the arbitrator selected by it. Thereafter, the two arbitrators so chosen shall select a third. If such two arbitrators are unable to agree upon a third arbitrator within 20 days from the naming of the second arbitrator, the third arbitrator shall be appointed, upon application of either of the parties hereto, by the United States District Court for the Southern District of New York. The arbitrators thus chosen shall give to each of the parties hereto written notice of the time and place of hearing, which hearing shall be held not less than 10 days, nor more than 20 days, after the selection of the third arbitrator, and at the time and place appointed, and shall proceed with the hearing unless for some good cause, of which a majority of the arbitrators shall be the judge, it shall be postponed until some other day within a reasonable time. The parties hereto shall have full opportunity to be heard on any question thus submitted, and the determination by a majority of the arbitrators shall be made in writing and a copy thereof delivered to each of the parties hereto. The arbitrators shall in every case deliver their decision within 60 days after the hearing, unless the parties shall otherwise agree to extend the time. The arbitrators, as a part of their decision and award, shall decide the amount of the costs of arbitration and by whom they shall be borne and paid.

Section 10.7 Indemnity Amounts to be Computed on After-Tax Basis.

The amount of any indemnification payable under any of the provisions of this Article X shall be (i) net of any actual federal Income Tax benefit or State Income Tax benefit realized or the then present value, based on a discount rate of 6%, of any such undisputed (in good faith) Tax benefit to be realized by the indemnified party (or, where CEPCB is the indemnified party, any of the Transferred Companies) by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any actual federal Income Tax or State Income Tax required to be paid by the indemnified party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the preceding sentence, the amount of any State Income Tax benefit or cost shall take into account the federal Income Tax effect of such benefit or cost.

Section 10.8 Indemnity Matters.

(a) Notwithstanding any other provision of this Agreement, (i) no CEPCB Indemnified Party shall be entitled to indemnification for any CEPCB Claim to the extent that an amount has been reserved for or accrued in the Financial Statements, and (ii) no party shall be liable for an Indemnity Claim to the extent it arose from (x) a change in accounting or a Law related to Taxes, policy or practice made after the Closing Date, (y) any legislation not in force on the Closing Date, or (z) a claim which is contingent unless and until such contingent claim becomes an actual liability of the indemnified party and is due and payable, so long as such claim was timely submitted pursuant to this Article X, provided, that the foregoing shall not limit any Person from recovering any Losses related to expenses incurred in connection with a contingent claim to the extent such party is otherwise entitled to be indemnified for such Losses under this Article X.

(b) Notwithstanding any other provision of this Agreement, the amount of any indemnification payable under this Article X shall be reduced by the amount of any proceeds actually received by the indemnified party on account of the indemnified Loss as compensation for, and in satisfaction of, such Loss. The parties hereto agree that in seeking indemnification payable under this Article X, each such party shall (i) exercise good faith in not taking any action, or failing to take any action, that would jeopardize or prejudice the interests of an indemnifying party and (ii) use commercially reasonable efforts to pursue all rights and remedies of an indemnified party or its Affiliates under any insurance policy or any other obligation of indemnification in its favor.

(c) Notwithstanding any other provision of this Agreement, the CEPCB Indemnified Parties shall not be entitled to indemnification under this Agreement with respect to any CEPCB Claim relating to any Environmental Laws, except to the extent such CEPCB Claim represents amounts actually incurred by CEPCB for (i) the performance of remedial action or the payments of any fine, penalty or damage award, in each case ordered by a Governmental Authority or in reasonable settlement of a claim of noncompliance with any Environmental Law asserted by any Governmental Authority or other third party (and related out of pocket fees and expenses); and/or (ii) the performance of remedial action taken by CEPCB in order to achieve or maintain minimum levels of compliance with applicable Environmental Laws.

(d) Notwithstanding any other provision of this Agreement or any applicable Law to the contrary, it is understood and agreed by CEPCB and Seller that no director, officer, employee, agent, shareholder or Affiliate of Seller, including (whether or not a Change of Control Event has occurred) the Shareholders and the Shareholders’ Representative, shall have (i) any personal liability to a CEPCB Indemnified Party as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein or otherwise arising out of or in connection with the transactions contemplated hereby, or (ii) any personal obligation to indemnify the CEPCB Indemnified Parties for any of their claims pursuant to Section 10.2, and CEPCB, for itself and all other CEPCB Indemnified Parties, hereby waives and releases and shall have no recourse against any of such persons described in this Section 10.8(d) as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein or otherwise arising out of or in connection with the transactions contemplated hereby.

Section 10.9 Damages Disclaimer.

NOTWITHSTANDING ANYTHING STATED IN THIS AGREEMENT TO THE CONTRARY, CLAIMS AND LOSSES ASSERTED UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES; PROVIDED HOWEVER THAT THIS WAIVER SHALL NOT APPLY WITH RESPECT TO CLAIMS ASSERTED BY A THIRD PARTY (BEING A PERSON OTHER THAN A CEPCB INDEMNIFIED PARTY OR A SELLER INDEMNIFIED PARTY) FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THIS AGREEMENT.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Brokerage Fees and Commissions.

No broker, finder or investment banker (other than the Financial Advisor, whose fees shall be paid by Seller) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller; and no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CEPCB.

Section 11.2 Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes, all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

Section 11.3 Assignment; Shareholders’ Representative.

(a) Neither this Agreement nor any rights hereunder may be assigned by any party hereto except (i) with the prior written consent of the other parties hereto or (ii) by Seller, upon prior written notice to CEPCB, directly to Seller’s parent company, AMVEST Corporation, and then to the Shareholders of AMVEST Corporation or directly to the Shareholders of AMVEST Corporation, as contemplated in Section 11.3(b) below.

(b) It is contemplated that shortly after Closing, there may be a Change of Control Event. In advance of such Change of Control Event, it is further contemplated that Seller may desire to assign certain rights and benefits remaining under this Agreement and the Escrow Agreement directly or indirectly to the shareholders of AMVEST Corporation (the “Shareholders”). In the event that Seller makes the assignment of such rights and benefits in and under this Merger Agreement and/or the Escrow Agreement directly or indirectly to the Shareholders, then such assignment shall not be effective as against CEPCB or the Escrow Agent (and each shall have the right to continue to look to Seller for performance hereof and thereof), unless and until a representative is appointed by Shareholders (the “Shareholders’ Representative”) and Seller and Shareholders shall deliver a written notice (the “Shareholders’ Rep Appointment Notice”) thereof to CEPCB and the Escrow Agent, and provide with such written notice the name, contact information and any designated account information for receipt of funds for the Shareholders’ Representative, together with an original counterpart of an agreement (“Joinder Agreement”) duly executed by Seller, the Shareholders’ Representative and the Shareholders, substantially in the form attached as Exhibit A to the Escrow Agreement. Except for acts of fraud of the Shareholders’ Representative, neither the Shareholders’ Representative nor the Shareholders shall have any personal liability to CEPCB, any CEPCB Indemnified Parties or the Escrow Agent in connection with his or her appointment as the Shareholders’ Representative or the performance of his or her duties and responsibilities; provided, however, that CEPCB shall continue to have all rights and remedies to enforce the terms of this Agreement or the Escrow Agreement with regard to Seller, the Shareholders and the Shareholders’ Representative, as contemplated in Section 11.10 below. If the Shareholders appoint the Shareholders’ Representative and the Shareholders’ Representative provides CEPCB and the Escrow Agent with the Shareholders’ Rep Appointment Notice and the original Joinder Agreement, as described above, CEPCB shall thereafter look to the Shareholders’ Representative with regard to the administration, decisions, elections, actions, agreements or dispute resolutions that Shareholders would otherwise be entitled to make with regard to the following rights and interests, which rights and interests shall be part of any assignment by the Seller to Shareholders:

(i) all rights and responsibilities of Seller under Section 2.6 with respect to (A) the determination of, and the resolution of disputes relating to, the Net Working Capital adjustment, and (B) entitlement to the Working Capital Surplus and any other payments to be made by CEPCB thereunder;

(ii) all rights and responsibilities of Seller under Section 2.7 with respect to the CEPCB Escrow Fund and the Seller Escrow Fund, including Seller’s entitlement to any distribution of all or part of the CEPCB Escrow Fund and the Seller Escrow Fund;

(iii) all rights and responsibilities of Seller under Article VIII with respect to the receipt and delivery of closing documentation, including all determinations as to the satisfactory form and substance thereof, the waiver of closing conditions, and the issuance (without personal liability) of any certification under Section 8.3(d);

(iv) all rights of Seller under Sections 9.1, 9.2 and 9.4 with respect to a determination to terminate this Agreement, with respect to the Earnest Money Deposit and with respect to any extensions and/or waivers thereunder;

(v) all rights of Seller to the Adjusted Purchase Price, to the extent not paid prior to the Change of Control Event;

(vi) all rights of Seller under Section 9.3 with respect to the amendment of this Agreement, provided, however, that Seller’s written consent shall be required for any such amendment that would materially increase any of Seller’s retained obligations or potential liabilities under this Agreement; and

(vii) all rights of Seller under Article X with respect to Indemnity Claims, including (A) the rights to receive notices and assume or participate in the defense of, and settle, third party claims and to arbitrate or otherwise resolve disputes with respect to Indemnity Claims, and (B) Seller’s entitlement to payments from CEPCB thereunder, except to the extent such claims and/or payments relate to Losses actually incurred and retained by Seller.

Notwithstanding the foregoing, the provisions of this Section 11.3(b) shall not limit or alter in any manner the rights of CEPCB to enforce any rights or remedies to which it is entitled under this Agreement or the Escrow Agreement, including without limitation the right to seek specific performance pursuant to Section 11.10 hereof in the event Seller or Shareholders’ Representative, as applicable, fails to perform its or her obligations hereunder.

The Shareholders’ Representative may resign upon not less than ten (10) Business Days prior written notice to each of the Seller (or its successors or permitted assigns), CEPCB and the Escrow Agent; provided, however, that the Shareholders’ Representative must continue to serve in such capacity until the effective date of the resignation, which may not be prior to the appointment of a new Shareholders’ Representative in the manner provided in the Joinder Agreement and subject to the same terms and conditions described above and until notice of the same has been provided to CEPCB and the Escrow Agent in the manner contemplated above.

Section 11.4 Disclosure Schedules.

Certain of the representations and warranties set forth in this Agreement contemplate that there will be attached schedules setting forth information that might be “material” or have a “Material Adverse Effect” or might not be in the “Ordinary Course of Business.” The Company may, at its option, include in such schedules items or information that are not material or are not likely to have a Material Adverse Effect or are in the ordinary course of business in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgement or representation that such items are material or would have a Material Adverse Effect, to establish any standard of materiality, Material Adverse Effect or ordinary course of business, or to define further the meaning of such terms for purposes of this Agreement.

Section 11.5 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to the Company:

AMVEST Osage, Inc.

One Boar’s Head Pointe

P.O. Box 5347

Charlottesville, Virginia 22905-5347

Attention:	Thomas A. Schelat
Vice President

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: T. Justin Moore, III

if to Seller:

AMVEST Oil & Gas, Inc.

One Boar’s Head Pointe

P.O. Box 5347

Charlottesville, Virginia 22905-5347

Attention:	Thomas A. Schelat
Vice President

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: T. Justin Moore, III

if to CEPCB:

CEP Cherokee Basin LLC

One Allen Center

500 Dallas Street, Suite 3300

Houston, Texas 77002

Attention: Elizabeth Evans

Telephone No.: 713-369-3900

Fax No.: 713-344-2901

with a copy to:

Hunter H. White

Andrew Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Telephone No.: 713-220-4414

Fax No.: 713-238-7287

and

Elizabeth A. Evans

Counsel

Constellation Energy Commodities Group, Inc.

One Allen Center

500 Dallas Street, Suite 3300

Houston, Texas 77002

direct: (713) 369-3644

cell: (713) 560-7808

fax: (713) 344-2901

email: Elizabeth.Evans@Constellation.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Following the occurrence of a Change of Control Event, any notices, requests, claims, demands and other communications to be given with respect to matters assigned to the Shareholders under Section 11.3(b) shall be given to the Shareholders’ Representative instead and Seller shall provide CEPCB the name and address of the Shareholders’ Representative for the purpose of delivering such communications.

Section 11.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including section 5-1401 of the New York General Obligations Law), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, with respect to claims or disputes arising out of or related to real estate and fixtures located in Oklahoma, the laws of Oklahoma shall govern.

Section 11.7 Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.8 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as otherwise provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.9 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 11.10 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.11 Fees and Expenses.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Closing is consummated, except as otherwise expressly provided in Section 9.2 hereof. In addition to the foregoing, the Seller and CEPCB acknowledge and agree that none of the Transferred Companies shall have any liability for the Transaction Costs.

Section 11.12 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

AMVEST OIL & GAS, INC.

By:	/s/ Thomas A. Schelat
Thomas A. Schelat
Vice President

AMVEST OSAGE, INC.

By:	/s/ Bruce J. Sakashita
Bruce J. Sakashita
Vice President

CEP CHEROKEE BASIN LLC

By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer